Exhibit 10.14

Design, Architecture & Engineering, and
Build-Out Construction Management Agreement
This Design, Architecture & Engineering and Construction Management Contract (“Contract”) is entered at the city of Alajuela, Costa Rica on the 11th day of the month of February of the year 2016, between:
ZONA FRANCA COYOL, S.A., corporate identification card number three- one hundred one- four hundred and twenty thousand five hundred twelve (“CFZ”), registered in the Mercantile Section of the Public Registry under book five hundred sixty, entry ten thousand three hundred and seventy nine, consecutive one, hereon represented by Alvaro Carballo Pinto, personal identity card number one - five hundred and thirty six - six hundred and fifty five, and Huber Andre Garnier Kruse, personal identity card number one- four hundred sixteen- one thousand three hundred forty four, acting jointly and with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book five hundred and sixty five, entry eleven thousand five hundred and ninety two, consecutive one, as certified in Schedule One.
for the one part and for the other,
Establishments Labs, S.A., corporate identification card number three- one hundred one- three hundred and sixty nine thousand three hundred and thirty seven (“Establishment”), registered in the Mercantile Section of the Public Registry under book five hundred seventy four, entry sixty six thousand three hundred and seventy nine, consecutive one, hereon represented by Juan Jose Chacon Quirós, with personal identity card number one—eight hundred twenty two-cero cero six, with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book two thousand and nine, entry two hundred twenty six thousand seven hundred and forty eight, consecutive one, as certified in Schedule One.
ESTABLISHMENT and CFZ are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”. The Parties, have agreed to enter into this Contract for the design, engineering, architecture, and construction management services in connection with Phase One of the project, and shall be governed by the following clauses:
Preamble:
1.Whereas, ZFC is the registered owner of a property, located in the “Condominio Horizontal Industrial Comercial con Fincas Filiales Primarias Individualizadas (FFPI) Zona Franca Coyol”(the “Condominium” or “Zona Franca Coyol”), condominium identity number 3-109533883, a condominium registered in the Costa Rican Public Registry, Province of Alajuela, Property Number M-2640- 000, filial lot number twenty six (26), hereinafter the “Property”, registered in the Public Registry Property of Alajuela, Property Number 68517- F- 000.

2.    Whereas, ESTABLISHMENT wishes to complete the Build-Out of the shell building and install the corresponding manufacturing equipment and related improvements, in order to have a fully operational manufacturing facility (the “Facility”), all according to the contractual specifications and plans as agreed upon herein (collectively, the “Project”) for all effects of this Contract.
3.    Whereas, ESTABLISHMENT desires to contract CFZ in order for CFZ to act as the Prime Service Provider of the Project and all other work and services required by this Contract, including without limitation all labor, materials, equipment and services required for the Project (collectively the “Work”) are to be performed and/or provided by CFZ, and the subcontractors hired by CFZ.
4.    Whereas, ESTABLISHMENT intends to hire CFZ on a cost-plus basis whereby CFZ shall perform or cause to be performed the Work for the Cost of Work (hereinafter defined) plus the Prime Services Fee (hereinafter defined) and as described in the Construction Documents, all according to the contractual specifications and plans as agreed upon herein, and as disclosed to CFZ in the scope manual (the “Scope Manual”) provided by ESTABLISHMENT, and attached hereto as Schedule Eight.
5.    Whereas CFZ is interested in performing the Project and all other work and services required by this Agreement, including without limitation all labor, materials, equipment and services required for the Project (collectively the “Works”).
6.    Whereas CFZ is interested in completing all improvements to the Cold Shell Building activities at the sole cost and expense of ESTABLISHMENT as per the Design, Architecture & Engineering and Build-Out Construction Management Agreement.
7.    Whereas ESTABLISHMENT will receive a credit from ZFC for a total amount of US$104,400.00 in relation to the concrete floor of the Cold Shell Building Lease Agreement scope of work; construction of the concrete floor is currently included within this Agreement.
8.    Whereas parties agree that if any ESTABLISHMENT payment to ZFC is delayed for more than thirty (30) days due to an ESTABLISHMENT delay, then ESTABLISHMENT shall start paying Cold Shell Building rent, as per the Lease Agreement, and Rent Commencement Date shall start and be considered as the 31st day of the delay in payment obligations by Establishment to ZFC.
Now therefore in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties have agreed to as follows:
ARTICLE 1 RELATIONSHIP OF PARTIES AND EXTENT OF CONTRACT
1.1    The Parties do not have an employment relationship and do not intend to create a partnership or joint venture between them by this Contract. The relationship created by this Contract shall be that of independent contractor. Neither CFZ nor its employees shall be employees of ESTABLISHMENT for any purpose. CFZ shall be solely responsible for payment of salaries, social charges, insurance and any other employer responsibility related to its employees, and will request this same responsibility from all of CFZ’s subcontractors. ESTABLISHMENT shall be solely responsible for payment of salaries, social charges, insurance and any other employer responsibility related to its employees, and will request this same responsibility from all of ESTABLISHMENT subcontractors and shall fully indemnify CFZ for any related claims or liabilities to which it may become subject or costs which it may incur related to claims by its employees or its Subcontractor’s employees.
1.2    CFZ and ESTABLISHMENT accept the relationship in good faith; fair dealing and trust established by this Agreement and shall cooperate with each other in furthering the parties common interests. CFZ shall exercise its judgment and skill, and shall perform its services in an expeditious and economical manner for the benefit of ESTABLISHMENT. CFZ shall conduct its services in an efficient manner and shall diligently carry out its responsibilities under this Contract.
1.3    It is within CFZ’s discretion to decide whether any Work to be performed by CFZ will be performed by CFZ itself or by a subcontractor or subconsultant of CFZ, provided, however, that CFZ shall not subcontract with any person or entity with whom ESTABLISHMENT objects based on technical or economical basis, which objection may be made in ESTABLISHMENT’s sole discretion. This objection shall be appointed by written notification, and CFZ will remove this objected person or entity within ten days. CFZ shall employ the services of reputable, and well-qualified subcontractors (hereinafter “Subcontractors”) and professional, licensed and well-qualified architects, engineers and other design professionals in connection with the Project (hereinafter “Subconsultants”), only with ESTABLISHMENT prior written consent. All subcontractors and/or subconsultants approved by ESTABLISHMENT prior to the execution of this Agreement do not need further approval, but for any other work or service not included in the Purchase Orders. CFZ shall direct and coordinate the work of its Subconsultants and Subcontractors and shall be responsible for the work performed by them. Notwithstanding anything to the contrary in this Contract, ESTABLISHMENT consent to any Subconsultant or Subcontractor shall not in any way relieve CFZ of any duty, liability or responsibility to ESTABLISHMENT for the services provided by CFZ or any of its Subcontractors or Subconsultants.
ARTICLE 2    REPRESENTATIVES OF PARTIES
2.1    CFZ PROJECT MANAGER: CFZ has designated the person below as its designated representative for general management of this Agreement, (hereinafter referred to as the “CFZ Project Manager”):
Name: Sebastian Acuna
Address: ________________
Phone: ________________
Fax: ________________
E-mail: ________________

2.2    ESTABLISHMENT PROJECT MANAGER: ESTABLISHMENT has designated the person below as its designated representative for general management of this Agreement, (hereinafter referred to as the “ESTABLISHMENT Project Manager”):
Name: Salvador Dada Santos
Phone: ________________
Email: ________________
ESTABLISHMENT Assistant Site Project Manager
Name : Christopher Morehead
Phone: ________________
Email: ________________
2.3    ESTABLISHMENT hereby provides a special power of attorney (in accordance with article 1256 of the Civil Code of Costa Rica, when required) and authorizes the ESTABLISHMENT Project Manager to act on behalf of ESTABLISHMENT or communicate with CFZ on behalf of ESTABLISHMENT with regards to the Work to the extent within the scope of this Agreement including Change Orders to be made. CFZ shall have the right to rely on such communications from the ESTABLISHMENT Project Manager as if ESTABLISHMENT made them directly.
For clarification purposes, additions and modifications to this Contract, the Build-Out Acceptance Report, and Change Orders are only valid if the ESTABLISHMENT Project Manager has accepted them in writing.
2.4    ESTABLISHMENT may also designate in writing an on “Site Assistant Project Manager”, to help assist the ESTABLISHMENT Project Manager. Therefore, in addition to furnishing the ESTABLISHMENT Project Manager with all information (s)he may require related to the Project, CFZ shall also provide the same information to the Site Assistant ESTABLISHMENT Project Manager. ESTABLISHMENT may designate a replacement Site Assistant ESTABLISHMENT Project Manager upon prior written notice to CFZ, however all decisions shall be executed by the ESTABLISHMENT Project Manager.
2.5    Both parties agree that any changes to their respective site project managers or assistant site project managers shall be communicated to the other party in written prior to (s)he being appointed to the position.
ARTICLE 3    SCOPE OF SERVICES
3.1    CFZ shall provide, or cause to be provided, all design and construction services, labor, and subcontractors, and other facilities and services necessary for the completion of the Works, described in the Contract Documents. CFZ shall perform and complete the Work as described in the Contract and Contract Documents, in a good and workmanlike manner, in accordance with the Contract Documents, and free of any and all liens, encumbrances, stop notices, charges, impositions, garnishments and attachment upon or against the Premises upon which the Project will be located.
3.2    CFZ shall provide to ESTABLISHMENT the Work in a single Phase, which shall be a part of the Work, and shall be performed in accordance with the Scope Manual and the Contract Documents.
3.3    CFZ will guide both Design and Build-Out Construction processes to fulfill ESTABLISHMENT expectations and requirements, as disclosed per the Scope Manual, until Final Completion, Acceptance of Works and hand-over to ESTABLISHMENT.
ARTICLE 4    CFZ’S PRE BUILD-OUT SERVICES
4.1    The Pre Build-Out Services shall include the following services:
4.1.1    CFZ will prepare schematic design and construction documents (the “Construction Documents”), that shall be approved by the Board of Engineers and Architects of Costa Rica (“Colegio Federado de Ingenieros y Arquitectos de Costa Rica”, CFIA), and CFZ shall be responsible for construction permits filing and for making its best efforts in order to obtain such permits. Costs and fees for permits will be ESTABLISHMENT’s obligation, and will be deemed Reimbursable Costs.
4.1.2    Project Organization: CFZ shall take the lead in Build-Out team organization and management, establishing effective systems to facilitate communication, control and coordination between ESTABLISHMENT and subcontractors.
4.1.3    Schedules: Project “Master Schedule”. CFZ shall prepare a master schedule to introduce discipline into the Project’s planning, coordination and monitoring by comprehensively incorporating all the Project’s activities, showing durations, sequence and interdependencies of both design and construction activities. CFZ shall be responsible for providing ESTABLISHMENT with biweekly updates as to the status of the work with respect to the project schedule and a monthly summary report. The current Master Schedule as attached hereto as Schedule Four.
4.1.4    ESTABLISHMENT Approvals: As per the Project Master Schedule ESTABLISHMENT shall review and approve all ESTABLISHMENT deliverables within the timeframe established in the Master Schedule; any delay on ESTABLISHMENT approvals shall be deemed as an ESTABLISHMENT delay. Final Completion date delivery shall be delayed on the equivalent number of days an ESTABLISHMENT approval was delayed.
Additionally CFZ shall develop with ESTABLISHMENT’s input and subject to ESTABLISHMENT’s approval, the following schedules:
4.1.4.1    Design Schedule & Progress Reviews. CFZ shall also develop a separate but corresponding design schedule focusing on the completion of design documentation. CFZ shall cause the preparation of, and shall review the Build-Out construction drawings, architectural, civil, mechanical, electrical, structural plans and specifications and advise and make recommendations with respect to such factors as possible economies, availability of materials and labor, time requirements for procurement and construction, and project costs. CFZ shall cause the preparation of, and shall review shop drawings and specifications, and coordinate under its best effort to eliminate evident areas of conflict and overlap in the work to be performed by the various trade Subcontractors.
4.1.4.2    “Schedule of Resources”. This schedule shall be used to coordinate the Project’s budget estimate, schedule the anticipated stakeholders of the Project, and chart the planned and actual cash flow and stakeholders required to complete the Project.
4.1.5    Establishing Control Budget Estimate. CFZ will work closely with ESTABLISHMENT Project Manager to confirm the actual scope of the work and assign values to the various components of the Project. In order to avoid increases in cost on this Project, CFZ will utilize the following tools to establish a disciplined approach towards identifying and correcting deviations:
4.1.5.1    “Initial Budget Estimate”. This estimate will forecast Build-Out construction costs on the basis of historical data and local market conditions, as well as any existing bids.
4.1.5.2    “Budget and Cash Flow”. CFZ will review and comment on the Initial Budget Estimate for the entire Project and in parallel to the preparation of the Master Schedule, provide a cash flow study so that ESTABLISHMENT understands the Project’s requirements for cash draws on a monthly basis.
4.1.5.3    Analyze Alternate Systems. Review major systems and components of the Building (e.g. mechanical and electrical systems, exterior wall systems, control systems, and major architectural finishes) to identify potential cost savings and efficiencies. CFZ will consider not only the first installation cost but also maintenance costs for such systems and materials.
4.1.5.4    Any and all schedules, estimates, budgets and Build-Out construction related documents prepared by CFZ will be subject to approval for use on the Project by ESTABLISHMENT Project Manager. ESTABLISHMENT shall provide approval or denial of such schedules, estimates, budgets and construction related documents within five calendar days of receiving such documents.
4.1.6    Bid Packages. Bidding processes may be required for subcontracts (except design services contracts) that exceed US$ 100,000.00. In such cases CFZ shall develop bidders’ interest in the Work, and establish bidding schedules. CFZ shall issue bidding documents approved by ESTABLISHMENT to bidders and conduct pre-bid conferences with prospective bidders. CFZ shall answer questions from bidders and issue the necessary addenda. ESTABLISHMENT shall have the right to attend any Pre-bid conferences and actively participate in these processes.

CFZ shall receive bids, prepare bid analyses and make recommendations and comment with ESTABLISHMENT the results of the bid for all subcontractors required during the Build-Out Preconstruction stage and the Build-Out Construction stage, in order to ensure compliance with Project requirements, budget and scope. CFZ shall provide ESTABLISHMENT with at least three qualified bids, unless otherwise authorized by ESTABLISHMENT. ESTABLISHMENT shall necessarily choose one of those three bids provided, unless ESTABLISHMENT has a reasonable objection in which case ESTABLISHMENT can direct CFZ to seek new bids, provided that any impact to the Master Schedule will be deemed as an ESTABLISHMENT delay. CFZ will sign a Contract for such works with the accepted contractor in accordance with the terms of the bid subject, however, to the terms and conditions of this Contract.
4.1.7    ESTABLISHMENT shall approve all bidding packages within the time frame provided in the Master Schedule; any delay on such approval shall be deemed an ESTABLISHMENT delay. Final Completion date delivery shall be delayed on the equivalent number of days an ESTABLISHMENT approval was delayed.
4.1.8    Safety Program. CFZ will review and apply requirements for job site safety as provided by its safety manual and applicable local and reasonable international legislation, which will be required in all Subcontractors’ contracts. CFZ will enforce implementation of such requirements, including its incorporation into the packaged bidding process. CFZ will prepare a safety manual for the Project and report followed by periodic monitoring and reporting procedure to be followed throughout the duration of the Project. CFZ shall use reasonable efforts to keep the Site and Works clear o unnecessary obstruction so as to avoid danger to these persons according to the Costa Rican environmental and Labor and Occupational Hazard and Safety and Health laws and by-laws.
4.1.9    Quality Control Plan. CFZ will provide guidelines for a quality control program, incorporating all Subcontractors, separate contractors hired directly by ESTABLISHMENT (if any) and ESTABLISHMENT activities, and will enforce it during the works. CFZ’s approach shall include a review of the Build-Out Construction Documents, shop drawings and specifications. From this review, problems will be identified and discussed with the Subcontractors so that the correct standards and procedures are employed in the bid process. Subsequently, CFZ will carefully monitor the bid process so that there is a complete understanding of the installation techniques and the quality control standards.
4.1.10    Protection of the Environment: CFZ and the Subcontractors shall take all reasonable steps to protect the environment (both on and off the Site) and to limit damage and nuisance to people and property resulting from pollution, noise and other results of his operations. The Contractor shall ensure that emissions, surface discharges and effluent from the Contractor’s activities shall not exceed the values indicated in The Developer’s Requirements, and shall not exceed the values prescribed by applicable Laws. Environmental Management System which shall be based on the UNE-EN ISO 14001: 2000/200 Standard. Contractors shall thereafter implement the Environmental Management System, through the Environmental Program. Under the instructions of CFZ, Contractors shall at all times comply with, and shall cause its Subcontractors to comply with, the Environment Management Procedures and Program. Parties agree that any additional cost related to compliance with Environmental Management System based on UNE-EN ISO 14001 : 2000/200 Standard shall be covered by Establishment.
4.1.11    ESTABLISHMENT may perform periodic audits to verify application of the compliance on every and each of those programs and its results. If, as a result of an audit, ESTABLISHMENT detects any non-conformity to the requirements, ESTABLISHMENT may notify CFZ of such non-conformity. The Contractor shall resolve the instances of non-conformity specified in the audit within a period of fifteen (15) days. Notwithstanding the foregoing provisions of this Clause, CFZ shall at all times remain responsible for making sure all contractors and subcontractors comply with all environmental prevention, mitigation and control measures imposed by Costa Rican Governmental Requirements, and/or SETENA Administration, The Developer’s Environment Supervisor (Regente Ambiental) and other provisions set off in this Contract.
4.1.12    Subcontractors. CFZ shall prepare and award the Build-Out construction contracts necessary to complete the Project (collectively, the “Subcontracts”). CFZ shall negotiate and prepare the biding process for the corresponding contract, and provide ESTABLISHMENT with at least three bids to choose from, unless otherwise authorized by ESTABLISHMENT, and make recommendations as to the one CFZ considers appropriate for the Work. All Subcontracts shall be directly between CFZ and its subcontractors. For purposes of this Contract, Work shall be defined as all of the design services, Build-Out construction, work, labor, materials, equipment, machinery, tools, supplies, services and other items provided by CFZ or subcontracted to the Subcontractors. CFZ shall also advise on the division of the Project into individual Subcontracts for various categories of Work, including the method to be used for selecting Subcontractors and awarding Subcontracts. If multiple Subcontracts are to be awarded, CFZ shall review the Build-Out Construction Documents and make recommendations as required to provide that (1) all requirements for the Project have been assigned to the appropriate Subcontract, (2) the likelihood of jurisdictional disputes has been minimized, (3) the Work of the Subcontractors is coordinated, and proper coordination has been provided for phased construction and (4) The Subcontracts have sufficient guarantees, such as withholding guarantees and performance bonds, in order to ensure fulfillment of Subcontractors’ obligations.
4.1.12.1    CFZ shall receive certificates of insurance from the Subcontractors and hold them. The insurance to be provided by Subcontractors will name ESTABLISHMENT as additional insured.
4.1.12.2    Subcontractors shall have all their personnel fully covered on all the local social security and labour regulations.
4.1.12.3    CFZ shall be responsible for the overall coordination among all of the Subcontractors. CFZ shall also monitor all Project construction to assure that all Subcontractors are acting in compliance with their respective Subcontracts, endeavoring to guard Project against defects;
4.1.12.4    Subcontractors, suppliers and sub-subcontractors of any tier are not intended to be and shall not be third party beneficiaries of this Contract.

ESTABLISHMENT shall approve all subcontractor offers within the time frame provided in the Master Schedule, any delay on such approval shall be deemed an ESTABLISHMENT delay. Final Completion date delivery shall be delayed on the equivalent number of days an ESTABLISHMENT approval was delayed.
4.1.13    Layout. CFZ will attend meetings with ESTABLISHMENT technical representatives for layout proposal, review layout design alternatives when solicited and collaborate in final freeze of layout design. ESTABLISHMENT shall approve final layout within the time frame provided in the Master Schedule, any delay on such approval shall be deemed an ESTABLISHMENT delay. Final Completion date delivery shall be delayed on the equivalent number of days an ESTABLISHMENT approval was delayed.
4.1.14    Preliminary Architecture and Engineering (A&E) Design based on Schematics. CFZ will review the Scope Manual provided by ESTABLISHMENT for every discipline supplied by ESTABLISHMENT and develop: i) schematic drawings with systems preliminary design, ii) written design brief describing project systems, iii) preliminary equipment dimensioning, iv) description of special systems and room by room plans to review needs for each area, v) including all systems information. This information will become the baseline for the Drawings, Specifications and other documents to be developed by CFZ or its Subcontractors for Build-Out construction purposes. ESTABLISHMENT shall approve all Design packages within the time frame provided in the Master Schedule; any delay on such approval shall be deemed an ESTABLISHMENT delay. Final Completion date delivery shall be delayed on the equivalent number of days an ESTABLISHMENT approval was delayed.
4.1.15    Long lead materials and equipment: CFZ shall coordinate and expedite the ordering and delivery of materials and equipment requiring long lead time. ESTABLISHMENT shall approve all Long Lead item packages within the time frame provided in the Master Schedule, any delay on such approval shall be deemed an ESTABLISHMENT delay. Final Completion date delivery shall be delayed on the equivalent number of days an ESTABLISHMENT approval was delayed.
4.1.16    Special Consultants: CFZ shall assist, retain, select, and coordinate the professional services, special consultants, testing laboratories and surveyors required for the Project, including all those Engineers and Architects not specified as part of CFZ’s staff for the Project. None of the Special Consultant’s prices or fees are included in the CFZ’s Build-Out Construction Management Fee. Therefore they will be deemed Reimbursable Costs. ESTABLISHMENT Project Manager, shall authorize any special consultants not previously approved. Fees of Special Consultants that are hired directly by ESTABLISHMENT will not be included as part of the Contract Sum, and CFZ will not charge the Build-Out Construction Management Fee established below regarding the invoices presented by these special consultants hired by ESTABLISHMENT.
4.1.17    Permits: CFZ shall file, and make its best efforts in order to obtain Build-Out construction permits in a timely manner in accordance with the Master Schedule. CFZ shall ensure that all applicable assessments and fees have been paid. ESTABLISHMENT shall assist CFZ in the filing of documents required for the approvals of governmental authorities having jurisdiction over the Project. Permits will be deemed Reimbursable Costs.
The overall schedule of the project is subject to the permits being approved. If permits are not approved prior to the start of construction despite CFZ’s reasonable efforts to obtain such permits and provided CFZ has diligently and proactively processed such permits, the project schedule and budget will be reassessed to reflect not more than a day-for-day delay and actual costs resulting from such delay.
If any such delays are caused by, or related directly to the design, the condominium, or the execution of the works, such delays shall not be the responsibility of ESTABLISHMENT.
4.1.18    CFZ Deliverables: CFZ shall provide the following deliverables by the conclusion of the Build-Out Pre Construction Stage:
4.1.18.1    Conduct schematic design review.
4.1.18.2    Construction documents from all disciplines.
4.1.18.3    Establish the Master Schedule including major milestones and decision dates.
4.1.18.4    Develop an Initial Budget Estimate based on the Schematic Documents.
4.1.18.5    Create a site safety plan.
4.1.18.6    Establish a procurement strategy including long lead items and equipment purchases.
4.1.18.7    Preparation of and assistance in the development of all bid packages and award of Subcontracts applicable at the time.
4.1.18.8    Prepare comparison chart of Subcontractors offers and make recommendation.
4.1.18.9    Review layout and Scope Manual prepared by ESTABLISHMENT.
4.1.18.10    Design development of Architecture and Engineering documents.
4.1.18.11    Permit filing, tracing of such filings and presenting additional information or clarifications when required.

4.1.19    ESTABLISHMENT Deliverables: ESTABLISHMENT shall provide the following deliverables for the Build-Out Pre Construction Stage:
4.1.19.1    Secured funds for Build-Out construction.
4.1.19.2    All due payments to CFZ by ESTABLISHMENT related to the Build-Out Pre-Construction Stage must have been completed as per the amounts and dates specified in this Contract. CFZ will not start the Build-Out Construction stage unless all due payments have been honored.
4.1.19.3    Approval of all Schematic Design and Construction Documents. After approval by ESTABLISHMENT all documents will be “freezed” and any changes to plans, blue prints, specifications, or any other document shall be made through the Change Order process established on this Contract.
4.1.19.4    Finance and accounting structure in place to support payment process between CFZ and ESTABLISHMENT.
4.1.19.5    CFZ will have the right to refuse the start of the Build-Out Construction Stage if any of the above conditions are not met by ESTABLISHMENT. ESTABLISHMENT shall approve all deliverables within the time frame provided in the Master Schedule, any delay on such approval shall be deemed an ESTABLISHMENT delay. Final Completion date delivery shall be delayed on the equivalent number of days an ESTABLISHMENT approval was delayed.
ARTICLE 5    CFZ’S SERVICES IN RELATION TO BUILD-OUT CONSTRUCTION AND GENERAL CONTRACTING
5.1    The “Build-Out Construction Stage” shall start with a proper Commencement of Works pursuant to ESTABLISHMENT completion of deliverables established in section 4.1.15, emission of written start order and acceptance by CFZ, and end upon Final Completion by CFZ and Acceptance by ESTABLISHMENT. CFZ shall provide the following Build-Out Construction Stage Services to ESTABLISHMENT for the Build-Out Construction Stage:
5.1.1    During the Build-Out Construction stage of the Project, CFZ will provide the following Construction related services as well being directly responsible to ESTABLISHMENT for the actual performance of the Work, provided ESTABLISHMENT fulfills payment:
A.    Scheduling
B.    Budget and Cost Control
C.    Supervision of Subcontractors
D.    Cash Flow Control, Accounting and Exemptions

E.    Job Closeout
F.    Design Development and Specifications
G.    Construction Documents
H.    Multidisciplinary Inspection
In addition, all Construction Documents complement each other, and anything required in one shall be binding for all. If there are any ambiguities or discrepancies, the following hierarchical order as to their prevalence shall apply:
a)    This Contract, including executed changes to this agreement;
b)    Addenda to this Agreement; and
c)    Construction Documents.
Furthermore, in each specialized field, the specialized plans shall prevail over the general ones, the drawings at larger scale shall prevail over those of lower scale, and the dimensions specified shall prevail over measurements at scale.
The following is a further description of the full scope of CFZ’s Build-Out Construction Stage Services.
5.2    Work performed by Subcontractors. CFZ will be responsible for ensuring that all of its Subcontractors act in accordance with all obligations and regulations that are contained in or are derived from this Contract and the other Construction Documents including, without limitation, the General Conditions. CFZ shall request from all Subcontractors guarantees for all Work, in the amount and terms consistent with CFZ’s obligations set forth in this Contract. In the event that ESTABLISHMENT terminates this Contract due to a breach of CFZ’s obligations contained herein, CFZ agrees to assign to ESTABLISHMENT, at ESTABLISHMENT request, it rights under any or all subcontracts for the Work and/or all rights it may have against all Subcontractors related to warranties and guaranties provided on the Work once all due payments to CFZ by ESTABLISHMENT have been completed.
5.3    Scheduling: A vital management tool of CFZ on the Project will be the Master Schedule and Detail Schedules. Recognizing the importance of the scheduling process, CFZ will utilize the following tools to monitor and control the rate and sequence of Work. ESTABLISHMENT shall approve all deliverables within the time frame provided in the Master Schedule; any delay on such approval shall be deemed an ESTABLISHMENT delay. Final Completion date delivery shall be delayed on the equivalent number of days an ESTABLISHMENT approval was delayed.
5.3.1    Master Schedule: Master Schedule will be developed during Build-Out preconstruction stage, and refers to a realistic overall schedule outlining in general terms all activities from the earliest feasibility studies to final construction completion of all phases of the Project. This Master Schedule is an overall schedule of the total Project, and forms the basis for subsequent scheduling.
5.3.2    Detail Schedules: During construction the Master Schedule is broken down into more detailed components. These Detail Schedules monitor and manage the day-to-day construction activities while still being tied back to Master Schedule.
5.3.3    CFZ shall update all schedules monthly using the schedules provided by the Subcontractors, labor and equipment, and shall incorporate the activities of the Subcontractors on the Project, activity sequences and durations, allocation of labor and materials, processing of shop drawings, product data and samples, and delivery of products requiring long lead time and procurement. CFZ’s responsibility is to assemble this information and present it to ESTABLISHMENT for review. CFZ shall update and reissue the Master Schedule as required to show current conditions. If an update indicates that the previously approved Master Schedule is showing any delay, CFZ will perform corrective actions, unless the delay is due to ESTABLISHMENT actions for failure to perform such actions, in which case, if additional funds or resources are justified and required due to such delay, the established Change Order procedure will be followed.
5.3.4    CFZ shall prosecute and perform the Work with the utmost dispatch consistent with good workmanship and agrees to complete the Work in accordance with the Master Schedule provided that no Force Majeure, Acts of God or any of the causes set in Articles 5.3.4.1 through 5.3.4.5 occur during the Build-Out Construction Stage. It is agreed that time is of the essence of this Contract and of all the provisions thereof. CFZ shall be entitled to have an extension of the Master Schedule if and to the extent that completion of the whole Project is delayed solely by any of the causes set forth in Articles 5.3.4.1 through 5.3.4.6.
5.3.4.1    If rain on the construction site is documented to have caused an inability to conduct Build-Out construction, using reasonable and normal construction procedures and standards.
5.3.4.2    A Force Majeure event. As used in this Contract “Force Majeure” shall mean any event which (i) cannot be reasonably anticipated or controlled, (ii) which significantly affects contracted performance, and (iii) is not reasonably subject to the control of the party invoking it, whether (A) related to nature, including but not limited to fire, lightning, earthquake, or windstorm, flood or the like, or (B) related to man, such as but not limited to unforeseen adverse political or economical events, civil insurrection, war, strikes or other labor disturbances provided such strikes or labor disturbances affect the Costa Rican construction industry generally, or changes in the law or third party actions which, in both cases, could not have reasonably been foreseen.
5.3.4.3    Any delay, impediment or prevention caused by ESTABLISHMENT, its representatives, its contractors or vicarious agents (other than CFZ and CFZ Subcontractors), and/or ESTABLISHMENT visitors, including delays caused by Change

Orders given by ESTABLISHMENT, to the extent such delay has been notified in written to ESTABLISHMENT, or the applicable Change Order as more fully set forth in Article 6, as well as delays due to failure of ESTABLISHMENT to respond to CFZ’s inquiries, or to provide approvals, or delays caused due to lack of payment (such delays, a “ESTABLISHMENT Delay”).
5.3.4.4    Unforeseen delays due to governmental or the corresponding authority decisions not attributable to CFZ’s acts or omissions, including delays caused by the terms taken by the corresponding institutions and authorities in order to grant any permits required for the implementation of all planning, provided that CFZ has initiated and proceeded diligently with the necessary filings and has provided all the required information as requested by authorities.
5.3.4.5    Delays by ESTABLISHMENT in making corresponding payment within the terms provided in the Payment Schedule, which delay exceeds ten (10) calendar days.
5.3.4.6    An Onerous Event. As used in this Agreement “Onerous Event”shall mean any action of, or failure to act by, the government of Costa Rica or any relevant authority (including, without limitation, (a) any change (whether by the introduction, modification or application of any law, decree or regulation or otherwise) after the Effective Date in the legal framework in effect, (b) any embargo, expropriation, nationalization or act of eminent domain not constituting an expropriation, (c) any devaluation or adverse change in the currency of Costa Rica, (d) any revocation or other withdrawal of any consent other than in accordance with the provisions thereof or any agreement relating thereto or in accordance with the legal framework in effect, and (e) any failure by the government of Costa Rica or any relevant authority to act in accordance with the legal framework in effect, which action or failure to act adversely changes the legal, economic or commercial position of the Project, CFZ or any Subcontractor, from what it was on the Effective Date or from what it is or what it would have been but for such action or failure to act.
CFZ shall, within a five (5) working days period, notify ESTABLISHMENT in writing of any delays and its impact towards the Delivery Date in the Master Schedule caused by ESTABLISHMENT or its separate contractors, as well as any event that would permit an extension of time. If CFZ is delayed in the performance of CFZ’s Work by reason of a ESTABLISHMENT Delay (including delays in approvals of Change Orders, plans, etc.), then, subject to CFZ’s compliance with the foregoing notice provision, the Hand Over Date which is affected by such ESTABLISHMENT Delay shall be extended accordingly.
Any delays in the performance of CFZ’s Work caused by changes in CFZ’s Work requested by ESTABLISHMENT (“ESTABLISHMENT Changes”) and not related to any negligence or breach of contract by CFZ shall be deemed to be a ESTABLISHMENT Delay.
5.4    Cost Control: CFZ’s cost control process can be implemented to monitor actual construction costs versus the accepted budget. Beginning with initial contract awards, the cumulative amount of committed funds is carefully monitored. The data is compiled and continuously compared to the approved estimate and updated by means of the monthly Budget Execution Report. CFZ or a Subcontractor, as determined among such parties, shall be responsible for all non-approved by

ESTABLISHMENT cost-overruns, if any, of the Subcontractors, unless such excess costs have been approved by ESTABLISHMENT pursuant to a Change Order.
5.4.1    Construction Budget: An Initial Estimate Budget will be created by CFZ in the Build-Out Preconstruction Stage, which shall be updated as provided for the schedules in Article 5.3 above. Each additional budget will be based on the documents issued at that time and will be compared with the Initial Estimate Budget or to the subsequent budget and the Contract Sum. The next budget will be based on the Build-Out design development documents. CFZ will develop an itemized budget estimate and will assist in the subcontractor availability in the local market. Each additional budget shall be approved in writing by ESTABLISHMENT.
5.4.2    “Budget Execution Report”: A contract cost report is issued monthly summarizing the current financial status of the Project. The report shows the approved budget and notes all variances from that estimate due to changes initiated by ESTABLISHMENT or other required modifications. CFZ shall prepare the Budget Execution Report. The Budget Execution Report shows changes in two categories: “approved,” i.e. a Change Order has been approved by ESTABLISHMENT; “potential,” i.e. change estimate has been submitted and awaits approval by ESTABLISHMENT or an approximate estimate has been developed and submitted as an early warning system for identifying potential cost. CFZ shall develop cash flow reports and forecasts for the Project and advise ESTABLISHMENT as to variances between actual and budgeted or estimated costs. Acceptance and approval of all cash flow reports and forecasts prepared by CFZ will be subject to ESTABLISHMENT approval.
5.4.3    Payment Application and Change Order Procedures: CFZ shall submit Payment Applications for all Work performed, whether performed by itself or by Subcontractors and work with ESTABLISHMENT to establish a monthly Application for Payment procedure, including supporting documentation. CFZ will also develop a detailed Subcontract Change Order procedure control plan that shall apply to CFZ and all Subcontracts. As part of such plan, CFZ shall review requests for changes, assist in negotiating Subcontractors’ proposals, submit recommendations to ESTABLISHMENT, and, if approved by ESTABLISHMENT, prepare documentation that incorporates the modifications to the applicable Subcontract. All applications for progress and final payment to Subcontractors will be sent to CFZ by Subcontractors, who shall review them and if approved, request final payment from ESTABLISHMENT.
5.4.4    According to the version of the Initial Budget Estimate, negotiated between the parties as of the date of this contract execution, the total Initial Budget Estimate Construction Cost of Work represents a total amount of five million eight hundred twenty eight thousand and ninety dollars with fifty three cents, legal tender of the United States of America (US$ $5,828,820.00). All payments based on latest Initial Budget Estimate shall be made by ESTABLISHMENT to CFZ according to approved Cash Flow, as shown on Schedule Eleven. Initial Budget Estimate doesn’t include the concrete floor credit from Lease Agreement.
5.4.5    Review of Applications for Payment from Subcontractors. Within seven days after receipt of a Subcontractor’s payment application, CFZ shall review the payment application and all supporting documentation for the amounts claimed due to be in compliance with the applicable Subcontract and this Contract, and if CFZ approves such payment application CFZ shall forward to ESTABLISHMENT an equivalent CFZ Payment Application in accordance with the terms of this Contract.
5.4.5.1    For each Payment Application the CFZ Project Manager will review the Master Schedule and detailed work activities and any other documents necessary to determine the percent complete and the value of the installed work in accordance with the total cost of such work, with ESTABLISHMENT Project Manager; provided, any such review or failure to review by ESTABLISHMENT Project Manager shall not release CFZ or ESTABLISHMENT of its obligations, representations and warranties with respect to such Payment Application.
5.4.5.2    ESTABLISHMENT’s Project Manager shall have a term of three calendar days to approve the Payment Application. Once the Payment Application has been approved, CFZ will submit the corresponding invoices to ESTABLISHMENT and ESTABLISHMENT shall pay for such invoices within the following ten (10) calendar days after an acceptable invoice was submitted. The monthly payment will not be a fixed amount but will depend on deliverables and Work completed through the date of Payment Application.
All invoices and Payment Applications shall be submitted via e-mail as follows:
Attention:
Name: Jimmy Villalobos
Email: ________________
5.4.5.3    ESTABLISHMENT shall make payments of the amounts due to CFZ in accordance with the Payment Application and as provided herein.
5.5    Subcontractor Supervision and Responsibility. CFZ shall be fully responsible for all aspects of any Subcontractor’s performance of any part of the Work that have been contracted directly by CFZ. CFZ shall accomplish this through the effectiveness of the following:
5.5.1.1    Meetings: CFZ will coordinate and manage coordination meetings. CFZ will review the schedule, workmanship quality and cost.
5.5.1.2    Field Supervision: CFZ will maintain field staff to monitor and coordinate all field construction activities. Such staff will schedule and conduct meetings with the Subcontractors to control the supply and utilization of their manpower, materials and equipment they are responsible for quality control and enforcing the Project Specific Safety Program and Quality Programs. CFZ will observe all testing performed by the Subcontractors as required to verify conformance with contractual Subcontracts for each aspect of the project including start-up and check out of utilities, operational systems and equipment.
5.5.1.3    CFZ shall arrange and coordinate for the Subcontractor’s performance of the delivery, storage, protection and security of materials, systems and equipment that are a part of the Project until such items are incorporated into the Project. CFZ agrees to hold harmless ESTABLISHMENT with respect to any loss of or damage to such to such materials, systems and equipment was due to CFZ’s or Subcontractor’s negligence or willful misconduct.
5.5.1.4    CFZ shall maintain on a current basis at the Project site records of all Subcontracts, Build-Out Construction Documents, drawings, specifications, addenda, Change Orders and other modifications, samples, purchases, materials, equipment, maintenance and operating manuals and instructions, and other construction-related documents, including all revisions and all the records under the CFIA Bylaws;
5.5.1.5    CFZ shall answer all questions for interpretation of the Build-Out Construction Documents.
5.5.1.6    Monthly Progress Report: CFZ will be submitting a monthly Project update report that will include:

•	Executive Summary.

•	Progress Pictures.

•	Permit Log Update.

•	Master Schedule Update including Work completed for the period.

•	Long-lead Items Status.

•	Design Log Update.

•	Quality Control Report.

•
Budget update including cash-flow and forecast reports, and cumulative total of the cost of the Work to date including compensation of CFZ and Reimbursable Costs (authorized and claimed), if any, and all sums paid to Subcontractors, as well as the amounts pending.

•	Reasonable critical Information required by ESTABLISHMENT.
5.5.2    Quality Control: CFZ’s Quality Control Program starts during the Build-Out Preconstruction Stage and continues through the entire life of the Project. During the design period, CFZ will review Subcontractor shop drawings and specifications, and other submittals and documents prepared by the Subcontractors (“Submittals”) for conformance to the applicable Subcontract and Build-Out Construction Documents. CFZ shall identify and document any problem areas and have them solved with Subcontractors, and confirm that Subcontractor understands the installation techniques and the quality control standards that will be expected and enforced. The first operation of any new trade is closely monitored to assure that the expected level of workmanship is established from the outset. A day-to-day check of the Work is made by the appropriate staff of CFZ to guarantee that the level of consistency is maintained. CFZ shall monitor and review all Work for conformance to the Build-Out Construction Documents. Cost of laboratory tests is not included in CFZ’s Build-Out Construction Management Fee.
5.5.2.1    CFZ shall assist in scheduling and monitor of the sequence of the Work in accordance with the Build-Out Construction Documents and the latest approved Master Schedule. The Master Schedule and all budgets shall be approved in written by ESTABLISHMENT after review and comment by CFZ. CFZ shall inform ESTABLISHMENT in advance of any event that may create a delay in the Work or increase in any Project budget. Upon informing ESTABLISHMENT of such an event, CFZ shall assist the Subcontractors in developing cost effective solutions to such an event for ESTABLISHMENT review and approval. CFZ and the Subcontractors shall perform all corrective work in accordance with ESTABLISHMENT recommendation on any remedial plan.
5.5.3    Cash Flow control, exemptions and accounting:
5.5.3.1    Cash Flow Control: CFZ shall communicate with all Subcontractors at the Project in regard to payment procedures. CFZ shall establish a monthly payment application procedure consistent with the payment provisions of this Contract.
5.5.3.2    Exemptions: CFZ is a Free Trade Zone Regime beneficiary, and as part of its benefits it is exempted of import duties and of local sales taxes. CFZ shall, as process facilitator, acquire all local materials and services, and import and process materials and/or equipment that will be used or installed in connection with Project, to the fullest extent permitted by PROCOMER and applicable law, until such items can be transferred to ESTABLISHMENT (if applicable), under the proper customs procedures. CFZ will transfer all exempted works, materials and equipment to ESTABLISHMENT at the end of Build-Out construction of the Project if applicable.
5.5.3.3    Accounting: CFZ shall keep all construction accounting and control of the exemptions in order to help ESTABLISHMENT to take full advantage of the free zone exemptions and at the same time have a direct control of the Project disbursements and cash flow. CFZ shall not be liable for any lost or rejected exemption in materials or inventory by the respective legal authorities, provided it has requested such exemptions diligently.
5.6    CFZ shall provide the following deliverables by the conclusion of the Build-Out Construction Stage to ESTABLISHMENT:
5.6.1.1.1    As built drawings (printed and/or digital versions)
5.6.1.1.2    Required documents for Commissioning.
5.6.1.1.3    Operations and Maintenance Manuals.
5.7    Design Development and Specifications: CFZ will develop the design based on approved layout and scope manual provided by ESTABLISHMENT.

5.7.1    Construction Documents: Design Architects and Engineers will prepare detailed construction drawings of all systems, final specifications, final equipment selections, including all information to allow Subcontractors and vendors to price the work. Shop drawings and other installation drawings are responsibility of the Subcontractors but if any claim shall be filed against such Subcontractor, CFZ will coordinate such filing with ESTABLISHMENT as required.
5.8    CFZ’S Authority: CFZ shall advise and consult with ESTABLISHMENT during the performance of its Build-Out Construction phase of the Work. CFZ shall have no authority to act on behalf of ESTABLISHMENT except to the extent of authorizations explicitly granted pursuant to this Contract. In no event shall CFZ be considered an agent of ESTABLISHMENT or be expressly authorized to enter into contacts on behalf of ESTABLISHM ENT.
5.9    Access to the Work: The Subcontractors and CFZ shall provide ESTABLISHMENT access to the Work in preparation and progress wherever located.
5.10    Inspection: ESTABLISHMENT’s Personnel shall at all reasonable times: have full access to all parts of the Site and to all places, and during production, manufacture and construction (at the Site and, to the extent specified in the Contract, elsewhere), be entitled to examine, inspect, measure and test the materials and workmanship, and to check the project progress.
ARTICLE 6    CHANGE ORDERS
6.1    Alterations, additions or deductions may be made in the Work herein, but said alterations; additions or deductions may only be made by means of a Change Order.
6.1.1    ESTABLISHMENT may request a Change Order in writing to CFZ, in the form attached hereto as Schedule Six, “Change Order Request”. Such Change Order Request shall include a description of the required work and technical specification of fixtures, furniture and equipment (FF&E) to be installed, if applicable.
6.1.2    CFZ may request a Change Order in writing to ESTABLISHMENT, in the form attached hereto as Schedule Six, “Change Order Request”. Such Change Order Request shall include a description of the required work and technical specification of fixtures, furniture and equipment (FF&E) to be installed, if applicable.
6.2    Modifications to the Master Schedule including extensions that impact the Build-out Substantial Completion may only be made in accordance with the terms of the Contract, and only by means of a Change Order.
6.3    CFZ shall submit to the ESTABLISHMENT Project Manager for his approval all Change Orders, in the form attached hereto as Schedule Six, and including the following information:
6.3.1    Soft cost which shall include, but are not limited to:

(a)	Custom clearance fees;

(b)	Insurance (costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes to the extent applicable to the Change Order);

(c)	Permits, temporary installations, quality control, utilities for Build-Out construction, along with printed materials and other equivalent reasonable soft costs actually incurred.
6.3.2    Direct Build-Out Construction cost from Subcontractors which shall include, but not limited to:

(a)
Labor (including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation, as well as additional costs of supervision and field office personnel directly attributable to the Changes Order);

(b)
Materials, tools and equipment (including supplies and equipment, cost of transportation thereof and taxes thereon, whether incorporated or consumed, as well as rental costs of machinery and equipment exclusive of hand tools, whether rented from CFZ or others, provided however that (i.a) if such items are rented from CFZ, the rental charges shall not exceed the average amount which would be charged by unrelated third parties engaged in the business of renting such machinery and equipment, for which a sample of three companies may be used; and (i.b) ESTABLISHMENT shall only be charged for the period of rental during which the equipment has been used in the construction activity, which shall include the times of activity, support and stand by times;

(c)	Consumables, subcontracts, FF&E, fleets, and contingencies;
6.3.3    Each Change Order shall include CFZ’s Build-Out Construction Management Fee of thirteen percent (13%) of the total Cost of Work incorporated in the Change Order pursuant to Article 6.1.2 or 6.3.2.
6.3.4    CFZ Hourly Services. As an exception to sections 6.3.2 and 6.3.3 above, CFZ will perform the following services subject to a Change Order, and CFZ will charge an hourly service fee to be quoted in advance, which will not include Build-Out Construction Management Fee, nor the costs established in such sections:
a)    Changes to the Final Drawings, Schematic Designs and Scope Manual, requested by ESTABLISHMENT after they have been approved by ESTABLISHMENT, in all design portions, unless these changes are corrections on failures of the Designs. The Works portion of this Change Order will be charged as established in Articles 6.3.1 to 6.3.3 above.

b)    Changes to Build-Out Pre Construction Stage Deliverables after they have been delivered. including when changes are required due to subdivision of the Work in phases. The Construction Works portion of this Change Order will be charged as established in Articles 6.3.1 to 6.3.3 above.
6.3.5    Time of completion and its impact, if applicable, on the overall Master Schedule, in case the Change Order affects the critical path of the Project.
6.3.6    Change Order Payment Schedule: Change Orders will be paid by ESTABLISHMENT in accordance with the terms of the applicable Change Order and otherwise in accordance with the payment provisions of the Contract. There shall be no retentions to any Change Order.
6.4    Change Orders for Work to be performed by Subcontractors with a total price of Fifty Thousand dollars (US$50,000.00) or more, shall be based on offers from at least three bids, unless otherwise authorized by ESTABLISHMENT, after having performed an appropriate bidding process as per Article 4 herein. ESTABLISHMENT shall authorize one of the three offers, unless ESTABLISHMENT has a reasonable objection in which case ESTABLISHMENT can direct CFZ to seek new bids; in which case any resulting delay due to ESTABLISHMENT instructions will be contemplated in the Master Schedule. Change Orders for Work with a total cost inferior to Fifty Thousand dollars (US$50,000.00) do not require a bidding process however they do require a third party firm offer.
6.5    ESTABLISHMENT agrees, that the final cost of the Change Order once performed, may be higher than the budgeted cost in a maximum amount of five per cent (5%) of the original budgeted cost; as a result ESTABLISHMENT agrees to pay the difference between the budgeted amount and real cost as long as such cost difference does not surpass five per cent (5%)
6.6    ESTABLISHMENT will have three (3) working days to accept or reject in written the Change Order proposal given by CFZ. CFZ will only perform Change Orders with ESTABLISHMENT written confirmation and acceptance from ESTABLISHMENT Project Manager. However if ESTABLISHMENT does not respond by accepting or denying a Change Order, or if ESTABLISHMENT denies such Change Order, CFZ shall continue with the Work as intended as per the Build-Out Construction Documents.
6.7    All Work shall be made in compliance with the Condominium by-laws, park regulations, and construction codes effective in Costa Rica, and all applicable legal requirements.
6.8    On the Final Completion of the Project or earlier termination of this Contract, CFZ shall transfer all original documents related with the performance of the Work and the Project to ESTABLISHMENT (if applicable), as well as copies of all original invoices and contracts used for performing the Work, and all alterations, additions or deduction thereto CFZ the original invoices and contracts, for a period of five (5) years after said Work is performed if applicable.
6.9    Changes to the Final Drawings, Schematic Designs and Scope Manual, requested by ESTABLISHMENT after they have been approved by ESTABLISHMENT, will also be performed subject to a Change Order, however, in these cases, CFZ will charge an hourly fee (based on attached hourly fees) for the services in the design portion of the Change Order to be quoted in advance. The Works portion of the Change Order will be charged as established above.
ARTICLE 7    WORK CLOSE OUT— HAND OVER DATE
7.1    CFZ shall deliver the Project when it is “substantially completed”, as established in the Project Master Schedule under Schedule Four, in accordance with the requirements of this Contract (except any Punch List items), the Scope Manual and the Building Layout provided by ESTABLISHMENT and as of the Final Engineering Drawings provided by CFZ and approved by ESTABLISHMENT (such date, the “Hand Over Date”). “Build-out Substantial Completion” shall be defined as the point at which CFZ has completed each part of the Project at least ninety five percent (95%) completion so long as the Facility is ready for its intended use at full capacity, subject to any part of the Work that is not required to be completed as part of Build-out Substantial Completion pursuant to a Change Order that has been mutually agreed to be executed thereafter due to build-out or operations schedule requirements.
7.2    CFZ shall deliver the Facility to ESTABLISHMENT in a clean and proper state, free of any waste, and any other left over material, and ready for ESTABLISHMENT’s separate tool and equipment installation.
7.3    At the Hand Over Date, ESTABLISHMENT Project Manager and CFZ Project Manager shall inspect the Building and review the Build Out Acceptance Report which shall include a list which sets forth any pending Work, (hereinafter the “Build-out Punch List”) as well as the timing of their final delivery, as deemed appropriate. In case of acceptance, ESTABLISHMENT Project Manager and CFZ Project Manager shall sign the Acceptance Note included in the report and CFZ will provide an invoice of all amounts owed to CFZ for payment within the following thirty (30) calendar days. In case of dispute regarding Build-out Substantial Completion, parties will have to solve such dispute, as indicated in Section 18. The Build-out Acceptance Report will be submitted to ESTABLISHMENT by CFZ for its acceptance on the date of inspection.
7.4    The Hand-Over date shall be the date on which all warranty periods commence and the date on which all risks pass from CFZ to ESTABLISHMENT.
7.5    Within thirty (30) days after the Hand-Over Date, CFZ shall complete the Build-out Punch List (unless any such items were explicitly agreed to be completed within a shorter or longer period), supply ESTABLISHMENT with a set of documents related to the Building, including As Built plans, a confirmed list of all Subcontractors, design calculations, all operational documents and manuals of all equipment installed, as provided by vendors. Upon the satisfaction of the foregoing, the Project shall be deemed to have achieved “Final Completion”, and CFZ will provide an invoice of all amounts owed to CFZ (including Retentions if any), for payment within the following thirty (30) calendar days. CFZ shall also deliver any remaining undelivered formal contract termination (in the form attached as Schedule Seven (the “Subcontractors Termination”) from all subcontractors that have performed work related to the Project.

7.6    Turnover: CFZ will organize and direct the education of the Facility’s personnel in the operation and maintenance of the new Facility. CFZ will also assist the facilities personnel in evaluating systems performance in the critical break-in periods where required. Turnover obligations shall not interfere with Work Close Out however CFZ shall cooperate with ESTABLISHMENT as required.
7.7    If the Build-out Substantial Completion does not take place as required in the Master Schedule (as duly changed), CFZ shall pay to ESTABLISHMENT as liquidated damages a fixed and sole compensation for damages or losses due to delay, an amount equal to zero point zero fifteen per cent (0.015%) of the unpaid amount to CFZ of CFZ fees for every additional day of delay for the first seven days of delay; if such delay continues starting on the 8th day of delay, CFZ shall pay an additional zero point zero twenty five percent (0,025%) of the unpaid amount to CFZ of CFZ fees for every additional day of delay for next seven days of delay, if such delay continues starting on the 15th day of delay, CFZ shall pay an additional zero point zero four percent (0,4%) of the unpaid amount to CFZ of CFZ fees for every additional day of delay until de Substantial Completion date.. Additionally, ESTABLISHMENT shall be entitled to all economic fines that CFZ might recover from all subcontractors due to a subcontractor delay as per the corresponding contract; CFZ shall not be held accountable for any fine not recovered from a subcontractor. The maximum damages for any claims under this Contract, whether caused by CFZ or any Subcontractor shall be limited to the amount of two hundred thousand dollars (US$200.000,00). CFZ acknowledges and agrees that CFZ’s sole compensation and remedy for any ESTABLISHMENT Delays shall be repayment of direct costs as agreed to by the Parties pursuant to a Change Order in accordance with the Change Order procedures contained in this Contract. The Parties warrant and acknowledge that they will not file any lawsuits or claims to recover additional amounts from the delaying Party due to delays. In no event shall either party be responsible to the other for consequential damages or loss of profit.
7.8    If failure to achieve the Work Close Out continues for more than the one hundred (100) days of the date specified in the Master Schedule provided above, for reasons other than a ESTABLISHMENT Delay, ESTABLISHMENT shall have, at ESTABLISHMENT discretion, the additional right to give CFZ a written notice that it intends to deem the agreement terminated, as per Section 15.3 below.
ARTICLE 8    TRANSFER OF GOODS
8.1    Within eight weeks after Work Close Out or any termination of this contract as detailed herein, CFZ shall prepare a final statement of all transactions processed, and will transfer to ESTABLISHMENT through proper customs forms, the transactions and the possession of any equipment and works processed under this Contract, if required. Free Trade Zone beneficiary status of ESTABLISHMENT shall be ESTABLISHMENT’s responsibility.
ARTICLE 9    ESTABLISHMENT RESPONSIBILITIES
9.1    ESTABLISHMENT shall provide all requested relevant Project information to CFZ in a timely manner, including the Scope Manual and Final Layout.

9.2    ESTABLISHMENT shall provide full information regarding requirements for the Project, including a program which shall set forth ESTABLISHMENT objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems, and site requirements.
9.3    All communications with the Subcontractors go through CFZ. However, if it becomes necessary for ESTABLISHMENT to communicate directly with a Subcontractor, ESTABLISHMENT shall notify CFZ in writing of the content of such communication.
9.4    ESTABLISHMENT shall promptly furnish all requested review and approval or other appropriate action with respect to all submittals by CFZ including, without limitation, any samples, estimates, schedules, budgets, shop drawings, construction Subcontracts, bid awards, Change Orders, purchase orders contracts and other items submitted and/or proposed by CFZ. Failure by ESTABLISHMENT may result in an adjustment to the Master Schedule and Contract Sum; provided, however, any such extensions or adjustments are only applicable if documented pursuant to a Change Order as provided herein.
9.5    Payment to CFZ in accordance to all Payment Schedules required for the Project subject to CFZ’s satisfaction of the Payment Application provisions set forth herein. CFZ reserves its right to cover ESTABLISHMENT unpaid invoices with the Bank Guarantee as per this Contract.
ARTICLE 10     OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER DOCUMENTS
10.1    The drawings, specifications and other documents prepared by CFZ, or any Subcontractors, are instruments of the creator of such documents, through which the Work to be executed is described. CFZ may retain one record set, and shall request a second set and an AUTOCAD copy to provide to ESTABLISHMENT. CFZ should provide structural, mechanical, electrical and other necessary calculations and memoirs used to the design estimations. ESTABLISHMENT shall not own or claim a copyright in the drawings, specifications and other documents prepared by CFZ, or others, and unless otherwise indicated the corresponding creator shall be deemed the author of them and will retain all statutory and other reserved rights, in addition to the copyright. The drawings, specifications and other documents prepared by CFZ, or the contractors, and copies thereof furnished to ESTABLISHMENT, are for use solely with respect to this Project and any repairs, modifications, expansions of the Building or other uses reasonably necessary by ESTABLISHMENT to beneficially use and occupy the Building (collectively, the “Permitted Uses”). ESTABLISHMENT is granted an irrevocable, limited license to use and reproduce the drawings, specifications and other documents, appropriate to and for the performance of the Work exclusively, therefore ESTABLISHMENT may not use this documents for other projects in Costa Rica. The owner of such documents in turn, will not be allowed to use these documents for other projects in Costa Rica, unless authorized by ESTABLISHMENT for its expansion in the Park. Nonetheless, CFZ will use any information provided by ESTABLISHMENT for the development of the Project as confidential and will not own or claim a copyright over such information as used solely for the Project.

ARTICLE 11     CONTRACT SUM AND CFZ’S COMPENSATION
11.1    Contract Sum: ESTABLISHMENT intends to hire CFZ on a cost-plus basis whereby CFZ shall perform or cause to be performed the Work for the Cost of Work plus the Build-Out Construction Management Fee and Reimbursable Costs.
As Subcontracts are awarded and the value of the overall budget re-affirmed and accepted by ESTABLISHMENT, the aggregate sum of the approved Subcontract prices, all of which shall be based on a fixed price or guaranteed maximum price basis (collectively, the “Cost of Work”), together with the Build-Out Construction Management Fee and any approved Reimbursable Expenses shall be deemed the “Contract Sum”. It is understood that if and to the extent not all of the trades are bid and awarded at the same time, the Contract Sum shall be increased by Change Order to reflect the acceptance of additional bids as approved by ESTABLISHMENT.
Construction Management Fee: Compensation by ESTABLISHMENT to CFZ for performance of the Services under the Contract shall be of thirteen per cent (13%) of the Contract Sum and such percentage shall be applied to every Project invoice charged to ESTABLISHMENT, as per the Payment Application procedure and the payment schedule included within the Cash Flow.
As per Article Section 6, each Change Order shall include a Change Order Direct Cost plus its Build-Out Construction Management Fee, as well as the corresponding Payment Schedule for such Change Order.
11.2    Services to be provided by CFZ included in the Build-Out Construction Management Fee shall be all those included herein.
11.3    Significant scope variations to the Scope Manual provided to CFZ such as the addition of another phase may result in a modification (an increase or decrease, as appropriate) to the Build-Out Construction Management Fee if mutually agreed pursuant to a Change Order.
11.4    CFZ shall not perform any Additional Services, nor make any addition to or deletion from the Scope Manual except by written Change Order signed by ESTABLISHMENT Project Manager.
ARTICLE 12
If and to the extent that the Term is extended or Build-Out Construction Management Fee is adjusted, the balance of monthly installments of the Build-Out Construction Management Fee shall be recalculated to reflect the extended Master Schedule and any adjustment in the Build-Out Construction Management Fee. Such recalculation shall result in monthly installments of the Build-Out Construction Management Fee that each are an amount equal to the unpaid balance of the Build-Out Construction Management Fee divided by the total number of months remaining in the Term for which an invoice has not been properly submitted by CFZ. Partial months shall be treated as full months for purposes of recalculating the monthly installments of the Build-Out Construction Management Fee. REIMBURSABLE COSTS

12.1    Pursuant to Article 11 herein, the Build-Out Construction Management Fee payable to CFZ shall comprise the entirety of the CFZ’s compensation for the Services. Notwithstanding the foregoing, if CFZ is required to perform services not identified or reasonably contemplated within the scope of Services identified in this Contract and such additional services require CFZ to incur additional costs associated with the Project, CFZ shall request to ESTABLISHMENT in writing, approval to incur into a reimbursable cost “Reimbursable Cost Request”, and shall include in the request the calculation of the expense in reasonable detail. If CFZ does not receive a written objection from ESTABLISHMENT regarding the Reimbursement Cost Request within three (3) days from ESTABLISHMENT receipt of the Reimbursement Cost Request, CFZ shall be authorized to deem the costs included in the Reimbursable Cost Request as an Authorized Reimbursable Cost. Utilities required to perform the Works within the premises, such as water, electricity, and similar, shall be considered an authorized Reimbursable Cost and shall be paid by ESTABLISHMENT accordingly.
12.2    Authorized Reimbursable Costs shall be paid to CFZ in the following month in which CFZ incurs into such Authorized Reimbursable Costs and shall be included in the monthly Payment Applications.
12.3    Reimbursable Costs agreed upon pursuant to Article 12.1 hereof are in addition to compensation for Services and Additional Services and include expenses incurred by CFZ and its employees and consultants in direct interest of the Project.
12.4    Permits are deemed Reimbursable Costs, and are deemed approved. CFZ will apply for such permits in accordance with the Free Trade Zone benefits when applicable; if such benefits are not applied due to causes attributable to CFZ, the amounts to be paid shall not be considered Reimbursable Costs.
ARTICLE 13     PAYMENTS TO CFZ
13.1    All payment of the Contract Sum shall be paid in accordance with a Payment Application as per Articles 5.4.3. and 5.4.4 above,
13.2    CFZ shall also include a monthly invoice including the Build-Out Construction Management Fee then due, as well as the total Authorized Reimbursable Costs incurred during such term, with attached supporting documentation.
13.3    Any payments pending and amounts due to CFZ shall be made by ESTABLISHMENT to CFZ within ten (10) calendar days after the date of receipt of the invoice approved by ESTABLISHMENT in accordance with the Payment Applications provisions set forth in Section 5.4. Any delay beyond the aforementioned thirty (30) day period shall generate interest at an annual interest of 8.5% percentage points (calculated in a year of twelve months, and each month of 30 days), and a breach is deemed to have occurred by ESTABLISHMENT. Prompt payment is absolutely necessary.

13.4    ESTABLISHMENT will hold five Percent (5%) retainage on all payments associated with the Contract Sum (“Retention”) and will hold such Retention until the Hand Over Date, unless ZFC has delivered a letter of credit issued by a bank of the Costa Rican National Banking System on behalf of ZFC, naming ESTABLISHMENT as beneficiary. Within five (5) calendar days after the Hand Over Date, CFZ shall carry out the final billing for the entire project by issuing the final invoice, deducting any advance payments as well as partial invoiced amounts, for which it will attach a note. Retainage will not be applied to any Reimbursable costs as per this contract.
ARTICLE 14    INDEMNIFICATION
In accordance with article 1045 of the Civil Code, each Party (the “Breaching Party”) agrees to indemnify and hold harmless the other Party from any loss (including reasonable attorneys fees and other out of pocket costs), damage or liability attributable to or derived from a breach of this Agreement by the Breaching Party, provided, however, that claims covered by Article 7.7 or Article 12 of this Agreement shall be resolved solely in accordance with the provisions and limitations contained in those articles, and provided further that neither Party shall be responsible to the other for any consequential damages or lost or anticipated profits, even if an authorized representative of such party is advised of the possibility or likelihood of same.
CFZ, to the fullest extent permitted by law, shall indemnify, hold harmless and defend ESTABLISHMENT, its officers, directors, employees and agents from and against claims, losses, damages, liabilities, including attorney’s fees and expenses, for bodily injury, sickness or death and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of CFZ, Sub Consultants, Subcontractors, or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable.
If an employee of CFZ, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against ESTABLISHMENT, its officers, directors, employees or agents, CFZ’s indemnity obligation shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for CFZ, Sub Consultants, Subcontractors or other entity under any employee benefit including worker’s compensation or disability.
In no event shall either party be responsible to the other for consequential damages or loss of profit.
ESTABLISHMENT, to the fullest extent permitted by law, shall indemnify, hold harmless and defend CFZ and any of CFZ’s officers, directors, employees or agents from and against claims, losses, damages, liabilities including attorney’s fees and expenses, for bodily injury, sickness or death and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of ESTABLISHMENT its officers, directors, employees or agents.
ARTICLE 15     TERM AND TERMINATION

15.1    This Contract shall become effective upon the date of signature by both Parties and first payment required by ESTABLISHMENT to CFZ is fully credited under CFZ bank account (hereinafter the “Effective Date”), however the Build-Out Design and Construction term within the Master Schedule will only begin upon ESTABLISHMENT written notice to CFZ that all precedent conditions have been completed, including but not limited to approval of government and municipal permits, Initial Estimate Budget, the Scope Manual and the Construction Layout. Contract Term is estimated at 11 months (from the execution of this Agreement until Substantial Completion) based on the preliminary master schedule; once parties define the final master schedule the substantial completion date shall be adjusted accordingly within the final master schedule. Any delay on behalf of ESTABLISHMENT regarding master schedule milestones, shall be considered an ESTABLISHMENT delay and CFZ shall be entitled to delay the project on the same amount of days as the ESTABLISHMENT delay.
15.2    Either Party shall have the right to terminate this Contract with immediate effect in the event of a Substantial Breach, as hereinafter defined, of this Contract by the other Party.
15.3    A “Substantial Breach” by CFZ entitling ESTABLISHMENT to terminate with immediate effect shall be deemed to have occurred if:

(a)	bankruptcy or similar proceedings are instigated (voluntarily or involuntarily) against CFZ’s assets or CFZ;

(b)	if failure to deliver the Work, due to CFZ’s fault, exceeds one hundred (100) days of delay pursuant to Article 7.7;

(c)	CFZ interrupts its work without a legal cause or as otherwise permitted under this Contract, and does not resume within fifteen (15) days after written demand by ESTABLISHMENT ; or

(d)	Any other material breach of this Contract by CFZ which is not cured by \ CFZ within thirty (30) days after CFZ received of written notice by of the existence of the material breach ESTABLISHMENT .
Upon such termination, ESTABLISHMENT may take possession of the site and complete the Work utilizing any reasonable means. In this event, ESTABLISHMENT shall be obligated to pay CFZ for all Services and Work properly performed or committed (including all reimbursable and additional costs) through the date of termination. CFZ shall assign to ESTABLISHMENT, its rights under any or all subcontracts for the Work and/or all rights it may have against all Subcontractors related to warranties and guaranties provided on the Work.
Parties accept and acknowledge that ESTABLISHMENT will not terminate this agreement, and will hold CFZ harmless, will not file a claim or lawsuit against it, or request a sum for damages or losses, if the default is caused or due to Acts of God and/or Force Majeure. Also that any non compliance or delay, due to lack of or delay in obtaining permits that are CFZ’s responsibility, and that were diligently filed and proactively processed, shall not be considered as a Substantial Breach.
15.4    A “Substantial Breach” by ESTABLISHMENT which entitles CFZ to terminate with immediate effect shall be deemed to have occurred if:

(a)	If ESTABLISHMENT has delayed payment in accordance to approved Payment Applications for a thirty day term; or

(b)	If ESTABLISHMENT unilaterally ordered work stoppage that has carried on for sixty (60) days, or more, however all payments required have been fulfilled.

(c)
If ESTABLISHMENT materially breaches this Contract, and such breach is not cured by ESTABLISHMENT within thirty (30) days after ESTABLISHMENT received written notice by CFZ of the existence of the material breach.

Parties accept and acknowledge that CFZ will not terminate this agreement, and will hold ESTABLISHMENT harmless, will not file a claim or lawsuit against it, or request a sum for damages or losses, if the default is caused or due to Acts of God and/or Force Majeure.
15.5    Upon termination by CFZ in accordance with Article15.4, ESTABLISHMENT shall be obligated to pay CFZ:

(a)	The 25% of Build-Out Construction Management Fee that CFZ would have been entitled to if the Construction Management Agreement had been completed.

(b)	All costs of Work performed by Subcontractors plus and reasonable termination costs under such Subcontracts;

(c)	All reasonable demobilization costs; and

(d)	Fair compensation for any materials, equipment, or other property retained by ESTABLISHMENT.
15.6    As a condition of receiving the payments described in the this section, CFZ shall cooperate with ESTABLISHMENT by taking all steps necessary to accomplish the legal assignment of CFZ’s rights and benefits to ESTABLISHMENT, including the execution and delivery of reasonably required documents.
15.7    Any notice for termination must be in writing, and delivered to the other Party. Such notice must be preceded by written indication of shortcomings and provisions of adequate deadlines (and in no event less than five (5) business days) for correcting the same.
15.8    Within fifteen (15) calendar days after termination of this Contract, CFZ shall deliver to ESTABLISHMENT all relevant materials, supplies and equipment paid for by

ESTABLISHMENT and the Contract Documents in accordance with other provisions of this Contract.
15.9    The remedies provided in this Section 15 are all remedies applicable to the Contract, and neither Party shall be responsible to the other for any consequential damages or lost or anticipated profits, arising out of or relating to this Contract, even if an authorized representative of such party is advised of the possibility or likelihood of same, and Parties warrant and acknowledge that they will not file any lawsuits or claims to recover additional amounts from the defaulting Party other than as set forth herein.
15.10    ESTABLISHMENT Guarantee. ESTABLISHMENT shall, at the time of the execution of the CMA Agreement deliver to CFZ a Performance Bond equivalent to the amount of Seven Hundred and Fifty Thousand dollars (US$750.000,00) valid until April 30th 2016. The amount of the performance bond shall be revised at least every two months in order to adjust it to the remaining amount of CFZ unpaid fees, all Performance Bonds shall be renewed at least fifteen days prior to the expiration date of the current Performance Bond . All Performance Bonds shall be emitted by a bank legally established in Costa Rica and such performance bond shall be approved by CFZ. ESTABLISHMENT Guarantee shall secure ESTABLISHMENT’s obligations and payment of any amounts due from ESTABLISHMENT to CFZ under this Contract from the time of execution and until three months after the Final Completion of this Contract. In case the Initial Estimated Budget or the final budget exceeds in more than 20% (twenty percent) the amount of the Contract Price such confirmation shall be adjusted accordingly.
15.11
15.12    Parties agree that if ESTABLISHMENT fails to make any payment to ZFC, ZFC will be entitled to execute the Performance Bond at its sole discretion.
ARTICLE 16     WARRANTY
16.1    CFZ warrants that it will perform the Work in accordance with the highest standard of care normally practiced by firms that possess (i) expertise and experience in performing services of a similar nature at the time and place the Services are performed, and (ii) extensive familiarity with the site upon which the Project is located and surrounding areas, and with the conditions under which the Work is to be performed (the “Standard of Care”). Without limiting the foregoing, CFZ is responsible for any defect in construction or the Work for a period of five years following Final Completion, whether performed by CFZ or any subcontractor of any tier. The foregoing warranty is and shall be separate and independent from any separate manufacturer’s warranty with respect to any materials or equipment. The obligations contained in this Article 16 are CFZ’s sole warranty obligations with respect to the performance of the Work. CFZ makes no warranties relating to schedules or completion dates, budgets, the cost of the Work or the Project, the Work performed by the Subcontractors, or any other warranties, express or implied, which are not expressly set forth herein. CFZ shall have no liability for any defects in CFZ’s Services directly attributable to CFZ’s good faith use and reliance upon any Build-Out Construction Documents furnished by ESTABLISHMENT, where such Build-Out Construction Documents provided by

ESTABLISHMENT were the direct cause of such defects, or such other information furnished by or on behalf of ESTABLISHMENT, where such other information furnished by ESTABLISHMENT was the direct cause of such defects.
16.2    Each design professional or Subcontractor is responsible for any defect in construction or the Work for a period of five years following Final Completion of the Project. The foregoing warranty is and shall be separate and independent from any separate manufacturer’s warranty with respect to any materials or equipment. CFZ and each applicable subcontractor shall take all steps necessary to ensure that the Work is performed in a manner that does not violate any such manufacturer’s warranty. CFZ will cooperate with ESTABLISHMENT in any actions taken to claim such statutory warranty. Liability shall not be applicable for the defects or damages caused by ESTABLISHMENT or due to ESTABLISHMENT fault.
16.3    The warranty does not apply to defects caused by normal wear and tear or the improper use of the finished Work in a manner for which it was not reasonably designed, intentional damage or Force Majeure.
ARTICLE 17     INSURANCE
Insurance policies, coverage and conditions will be subscribed and maintained by CFZ and ESTABLISHMENT in accordance with Schedule Nine, and proof of the validity of those insurances can be requested at any time.
ARTICLE 18    MISCELLANEOUS
18.1    Any notice or written documents shall be delivered in person, with delivery acknowledged in writing, or by recognized international courier, with evidence of delivery provided and such delivery constituting the date of notice.

(a)	To CFZ: At Administrative Building Coyol Free Zone, Fax Number: (506) 2435-6060, to the attention of Mr. Carlos Wong, with a copy to Federico Castro ________________.

(k)	To ESTABLISHMENT Name: B15 Coyol Free Zone
Fax: (506) 2434-2400
Email: ________________
18.2    Any modifications to this Contract must be in writing and must be signed by both Parties.
18.3    The Parties recognize that differences sometimes arise in the course of a relationship and wish to avoid litigation. Accordingly, all claims, disputes and other matters in question between CFZ and ESTABLISHMENT arising out of or relating to this Agreement or the breach thereof, the Project, or the Work (“disputes”) shall first be submitted to negotiation and may, failing resolution, then be subject to arbitration as set forth below; however, in all other cases, all legal and equitable rights and remedies provided at law and equity are reserved. Disputes claimed by either party must be made by written notice. Pending final resolution of any dispute, including arbitration in accordance with this Section, CFZ shall proceed diligently with performance of the Work to the extent it is unrelated to the dispute and the subject matter of the dispute does not inhibit the progress of the Work generally, and ESTABLISHMENT shall continue to make payments to CFZ in accordance with this Agreement to the extent unrelated to the dispute. To the extent necessary in light of the circumstances, the Contract Term shall be extended by the period of time necessary to resolve any dispute. Such performance by CFZ and payment by ESTABLISHMENT shall not operate to waive or stop either party from pursuing the claim which gave rise to the dispute. If any dispute arises, ESTABLISHMENT and CFZ shall each appoint an executive officer to meet for the purpose of resolving it. If the parties’ executive officers are able to reach an agreement, the dispute will be deemed resolved.
18.4    If after fifteen (15) days from the date the dispute arose these negotiations prove unsuccessful in whole or in part , any and all disputes, claims, differences, disputes or controversies arising out of or in relation to any aspect of this Agreement, its business matter, performance, liquidation, interpretation, validity or any breach thereof, shall be resolved by arbitration in accordance with the bylaws of the International Center for Conciliation and Arbitration of the Costa Rican-American Chamber of Commerce (“CICA”). The parties hereby agree to submit voluntarily and unconditionally to its rules and bylaws and claim knowledge thereof. Disputes shall be resolved by an Arbitration Tribunal composed of three arbitrators; each party shall appoint one arbitrator, and these two arbitrators shall appoint a third arbitrator who will act as president of the Arbitration Tribunal. The Parties hereby agree, that they cannot assign their rights and obligations under this Contract totally or partially without mutual approval however ESTABLISHMENT may assign its rights and delegate its duties hereunder to any entity which is controlled by or under the common control of ESTABLISHMENT, its ultimate parent or any of its affiliates and CFZ may assign its right to compensation under this agreement, for financing purposes. The Guarantee shall survive any such assignment, and remain valid.
18.5    This Contract represents the entire arrangement between the parties concerning the subject matter hereof, and supersedes all written or oral concurrent or prior agreements or understandings with respect thereto. Neither party may claim any amendment, modification or release from any provision hereof by mutual agreement, acknowledgment or acceptance of a purchase order form or otherwise, unless made in writing and signed by authorized representative of both parties. Any conflict between the terms and conditions noted on the Contractor’s proposal and this Contract shall be governed by this Contract.
18.6    In the event that any provision of this Contract is found to be unenforceable under law, the remaining provisions shall continue in full force and effect.
18.7    This Contract shall be governed and the rights and duties created hereunder shall be interpreted and enforced according to the laws of the Republic of Costa Rica, regardless of the domicile of the Parties or the location of the Project.
18.8    This Contract has been made in 2 original copies in English language of which each of the Parties shall receive 1 copy each.

18.9    The Schedules identified in this Contract are incorporated herein by reference and are an integral part thereof.
18.10    Due to the nature of this Contract, the value for fiscal purposes cannot be estimated.
18.11    Either Party can appear before a Notary Public to file with the original copies kept by a Notary, without the presence of the other Party, at its own cost.
18.12    Confidentiality: Each of CFZ and ESTABLISHMENT shall keep in confidence all drawings, records, data, books, reports, documents and information, whether technical, commercial or financial in nature, supplied to it by or on behalf of the other party relating to the Project and the Works and shall not disclose the same in any manner otherwise than for the purpose of seeking financial assistance for the Works or for the purpose of performing its obligations hereunder, or as it may necessarily be required to disclose pursuant to the laws or orders of appropriate regulatory authorities or pursuant to any financing to the Project or any other agreement by which it may be bound; provided that nothing in this clause shall limit the parties’ right to use such documents and information in circumstances where the Contract has been terminated.
IN WITNESS WHEREOF, the parties hereto have caused this Contract to be signed by their duly authorized agent(s) the day and year first above written.

/s/ Juan Jose Chacón
Name: Juan Jose Chacón
Date and Place:	San Jose, February 11, 2016
By: Establishment Labs S.A.
Tenant

/s/ Álvaro Carballo Pinto	/s/ André Garnier Kruse
Álvaro Carballo Pinto	André Garnier Kruse
Date and Place:	Date and Place:
By/Zona Franca Coyol, S.A.

Schedules
Schedule One
Notarial Statements
a) ESTABLISHMENT
b) CFZ
Schedule Two
Location Plan
Schedule Three
Bill of Exchange Guarantee
Schedule Four
Preliminary Master Schedule
Schedule Five
Change Notice
Schedule Six
Form of Change Order
Schedule Seven
Subcontractor’s Termination Form
Schedule Eight
Scope Manual
Schedule Nine
Insurance Description
Schedule Ten
Preliminary Budget
Schedule Eleven
Budget Cash Flow

Schedule One
Certifications of Legal Representation

NUMERO VEINTIUNO - DOS MIL DIECISEIS. FEDERICO CASTRO KAHLE, NOTARIO PUBLICO DE SAN JOSE CON OFICINA EN ESCAZU, EDIFICIO TERRAFORTE, CUARTO P1SO, BUFETE LEX COUNSEL, CERTIFICA: A solicitud de ZONA FRANCA COYOL, S.A., con cedula de persona jurídica número tres- ciento uno- cuatrocientos veinte mil quinientos doce, que de conformidad con -el Sistema Digitalizado del Registro de Personas Jurídicas del Registro Público, bajo to cedula de persona jurídica número tres- ciento uno- cuatrocientos veinte mil quinientos doce y bajo el tomo quinientos sesenta y cinco, asiento once mil quinientos noventa y dos, consecutivo uno, secuencia cuatro, que: a) ZONA. FRANCA COYOL, S.A., se encuentra debidamente constituida, inscrita y vigente; b) los Señores ALVARO EDUARDO CARBALLO PINTO, mayor, casado, empresario, vecino de San José, con cedula de identidad número uno- quinientos treinta y seis- seiscientos cincuenta y cinco, HUBER ANDRE GAMIER KRUSE, mayor, casado, empresario, vecino Alajuela, con cedula de identidad número uno- cuatrocientos dieciséis- mil trescientos cuarenta y cuatro y JORGE MONGE AGUERO, mayor, casado, empresario, vecino de San José, con cedula de identidad número uno- cuatrocientos trece-mil trescientos cuarenta y uno, son respectivamente PRESIDENTE, SECRETARIO y TESORERO de la Junta Directiva dc la sociedad, a quienes les corresponde la representación judicial y extrajudicial de la sociedad con facultades de apoderado generalísimo sin límite de suma de conformidad con el articulo mil doscientos cincuenta y tres del Código Civil, debiendo actuar conjuntamente al menos dos de ellos. Podrán, actuando de la forma dicha, nombrar apoderados con la designación y atribuciones quo harán constar en el propio acto del nombramiento, sin por ello perder sus facultades originales. c) El señor CARLOS JONFAI WONG ZUÑIGA, mayor, casado dos veces, economista, vecino de San José, con cedula de identidad número uno- seiscientos sesenta y cuatro- novecientos ochenta y nueve, es GERENTE GENERAL de la sociedad con facultades de Apoderado Generalísimo limitado a la suma de cien mil dólares, moneda de curso legal de los Estados Unidos de América o su equivalente en colones de Costa Rica, de conformidad con el articulo mil doscientos cincuenta y tres del Código Civil. Sin embargo, para vender, enajenar, gravar o en cualquier otra forma disponer de los activos, las inversiones o los bienes inmuebles de la sociedad, deberá contar con la aprobación previa y expresa de la junta directiva o de la asamblea de accionistas. El apoderado podrá, respetando las limitaciones que sobre el recaen, y siempre dentro de las facultades otorgadas en este poder, nombrar apoderados con la designación y atribuciones que hará constar en el propio acto de nombramiento, pudiendo revocar este y hacer nuevos nombramientos, cuantas veces juzgue necesario, sin por ello perder sus facultades originales. Sin embargo, en las sustituciones u otorgamientos de poderes que efectué, el apoderado no podrá otorgar poderes mayores a los que ostenta, salvo que cuente con la autorización de la junta directiva o asamblea de accionistas.- Expido la presente certificación en lo conducente, no hay asientos posteriores que modifiquen, alteren, condicionen o restrinjan, ni desvirtué lo aquí certificado, al tenor del articulo ciento diez del Código Notarial.- ES CONFORME. Se agregan y cancelan las especies fiscales de ley. Se expide en San José, a las diez horas veinte minutos del dos de febrero del año dos mil dieciséis.

REPUBLICA DE COSTA RICA
REGISTRO NACIONAL
CERTIFICACION LITERAL
NUMERO DE CERTIFICACION: RNPDIGITAL-4930122-2016
PERSONA JURIDICA: 3-101-366337

DATOS GENERALES
RAZON SOCIAL O DENOMINACION: ESTABLISHMENT LABS SOCIEDAD ANONIMA
ESTADO ACTUAL: INSCRITA
DOCUMENTO ORIGEN: TOMO: 531 ASIENTO: 38 FECHA INSCRIPCION / TRASLADO: 31/03/2004
DOMICILIO: ALAJUELA-ALAJUELA LA GARITA, ZONA FRANCA COYOL, EDIFICIO B QUINCE, OFICINAS DE ESTABLISHMENT LABS.
OBJETO/FINES (SINTESIS): COMERCIO, EXPORTACION, IMPORTACION, GANADERIA, VENDER, HIPOTECAR, DISPONER DE BIENES, LOS BIENES RAICES, FIDEICOMISOS, RENDIR TODA CLASE DE FIANZAS Y GARANTIAS, RECIBIR DONACIONES, LEGADOS
PLAZO DE LA ENTIDAD JURIDICA: INICIO: 18/01/2004 VENCIMIENTO: 18/01/2104
PRORROGAS EN EL PLAZO DE LA ENTIDAD JURIDICA: NO INDICA
NUMERO LEGALIZACION: 4061010315591
FECHA LEGALIZACION: 04/07/2014
CONFORMACION DEL CAPITAL O PATRIMONIO
FECHA DE INSCRIPCION: 25/04/2014 TIPO DE CAPITAL: SUSCRITO Y PAGADO TIPO DE MONEDA: DOLARES
CLASE DE ACCION O TITULO: ACCIONES COMUNES Y NOMINATIVAS
CANTIDAD TITULOS: 1 MONTO: 10,268,857 00 TOTAL: 10,268,857.00
NO EXISTEN MAS REGISTROS DE CAPITAL/PATRIMONIO PARA LA PERSONA JURIDICA
ADMINISTRACION
PLAZO DE DIRECTORES Y/O PRORROGAS: LA JUNTA DIRECTIVA, EL GERENTE GENERAL Y EL FISCAL SON NOMBRADOS POR TRES ANOS
LA JUNTA DIRECTIVA NO TIENE FACULTAD PARA OTORGAR PODERES
REPRESENTACION
LA REPRESENTACION JUDICIAL Y EXTRAJUDICIAL DE LA SOCIEDAD CON FACULTADES DE APODERADO GENERALISIMO SIN LIMITE DE SUMA PARA TODOS LOS NEGOCIOS DE LA SOCIEDAD DE CONFORMIDAD CON EL ARTICULO 1253 DEL CODIGO CIVIL SERA EJERCIDA POR DOS MIEMBROS DE LA JUNTA DIRECTIVA

SIEMPRE QUE ACTUEN EN CUALQUIER DE LAS SIGUIENTES COMBINACIONES: A) EL PRESIDENTE CONJUNTAMENTE CON EL SECRETARIO, O CON EL TESORERO, O CON EL VOCAL UNO; B) EL VICEPRESIDENTE CONJUNTAMENTE CON EL SECRETARIO, O CON EL TESORERO, O CON EL VOCAL UNO; C) EL VOCAL DOS CONJUNTAMENTE CON EL SECRETARIO, O CON EL TESORERO, O CON EL VOCAL UNO. EL PRESIDENTE, VICEPRESIDENTE, SECRETARIO Y TESORERO DE LA JUNTA DIRECTIVA, PODRAN ACTUAR INDIVIDUALMENTE CON FACULTADES DE APODERADOS LIMITADOS A LA SUMA DE QUINCE MIL DOLARES MONEDA DE CURSO LEGAL DE LOS ESTADOS UNIDOS DE AMERICA O SU EQUIVALENTE EN MONEDA NACIONAL; SIN EMBARGO, NO PODRAN REALIZAR NINGUNA DE LAS ACCIONES RESERVADAS A LA JUNTA DIRECTIVA, SIN LA AUTORIZACION DE ESTA, DE ACUERDO CON LO ESTITUPULADO EN ESTOS ESTATUTOS. ADICIONALMENTE, LA COMPANIA TENDRA UN GERENTE GENERAL QUIEN PODRA SER SOCIO O NO Y QUIEN PODRA SER A SU VEZ, ALGUNO DE LOS MIEMBROS DE LA JUNTA DIRECTIVA A EXCEPCION DEL PRESIDENTE. EL GERENTE GENERAL EJERERA ASI MISMO LA REPRESENTACION DE LA SOCIEDAD Y CON TAL FIN TENDRA PODER GENERAL LIMITADO A LA SUMA DE QUINIENTOS MIL DOLARES, MONEDA DE CURSO LEGAL DE LOS ESTADOS UNIDOS DE AMERICA, DE CONFORMIDAD CON EL ARTICULO 1255 DEL CODIGO CIVIL. ACTUANDO DE MANERA INDICADA, TAMBIEN PODRAN CONFERIR U OTORGAR PODERES DE TODA CLASE A CUALQUIER PERSONA CON LAS FACULTADES, LIMITACIONES Y PLAZOS QUE CONSIDEREN CONVENIENTES, SIN EXCEDER SUS FACULTADES. LOS PODERES DE LOS REPRESENTANTES LEGALES DE LA COMPAÑIA NUNCA PODRAN SOBREPASAR LA AUTORIDAD Y PODERES DE LA JUNTA DIRECTIVA O DE LA ASAMBLEA GENERAL DE ACCIONISTAS, COMO SE ESTABLECE EN EL PACTO SOCIAL. LOS PODERES DE LOS REPRESENTANTES LEGALES NO LOS FACULTA PARA TOMAR ACCION ALGUNA REFERENTE A ASUNTOS QUE REQUIEREAN AUTORIZACION DE LA ASAMBLEA GENERAL DE ACCIONISTAS O DE LA JUN TA DIRECTIVA.
NOMBRAMIENTOS
JUNTA DIRECTIVA
FECHA DE INSCRIPCION: 25/04/2014 CARGO: PRESIDENTE
OCUPADO POR: ROBERTO EDUARDO PONCE ROMAY PASAPORTE: 17973652 N
REPRESENTACION: REPRESENTACION JUDICIAL Y EXTRAJUDICIAL
VIGENCIA: INICIO: 22/10/2013 VENCIMIENTO: 22/10/2016
FECHA DE INSCRIPCION: 25/04/2014 CARGO: TESORERO
OCUPADO POR: DIEGO FRANCISCO GOMEZ DUENAS CEDULA DE IDENTIDAD: 1-0822-0493
REPRESENTACION: REPRESENTACION JUDICIAL Y EXTRAJUDICIAL
VIGENCIA: INICIO: 22/10/2013 VENCIMIENTO: 22/10/2016
FECHA DE INSCRIPCION: 25/04/2014 CARGO: SECRETARIO
OCUPADO POR: JUAN JOSE CHACON QUIROS CEDULA DE IDENTIDAD: 1-0822-0006

REPRESENTACION: REPRESENTACION JUDICIAL Y EXTRAJUDICIAL
VIGENCIA: INICIO: 22/10/2013 VENCIMIENTO: 22/10/2016
FECHA DE INSCRIPCION: 25/04/2014 CARGO: VICEPRESIDENTE
OCUPADO POR: FEDERICO ANTONIO ZAMORA CAVALLINI CEDULA DE IDENTIDAD: 1-0738-0065
REPRESENTACION: REPRESENTACION JUDICIAL Y EXTRAJUDICIAL
VIGENCIA: INICIO: 22/10/2013 VENCIMIENTO: 22/10/2016
FECHA DE INSCRIPCION: 22/07/2014 CARGO: VOCAL 02
OCUPADO POR: PERCY EDUARDO GRUNDY CASTANOS PASAPORTE: 2441471
REPRESENTACION: REPRESENTACION JUDICIAL Y EXTRAJUDICIAL
VIGENCIA: INICIO: 20/06/2014 VENCIMIENTO: 22/10/2016
FECHA DE INSCRIPCION: 22/07/2014 CARGO: VOCAL 01
OCUPADO POR: OLIVIER TOURNIAIRE PASAPORTE: 10 AL 27856
REPRESENTACION: NO APLICA
VIGENCIA: INICIO: 20/06/2014 VENCIMIENTO: 22/10/2016
NO EXISTEN MAS NOMBRAMIENTOS EN JUNTA DIRECTIVA CON REPRESENTACION NOMBRAMIENTOS U OTROS CARGOS DE LA PERSONA JURIDICA
FECHA DE INSCRIPCION: 06/10/2009 CARGO: AGENTE RESIDENTE
OCUPADO POR: LUIS MANUEL GUTIERREZ CHACON CEDULA DE IDENTIDAD: 1-0796-0788
REPRESENTACION: NO APLICA
VIGENCIA: INICIO: 25/08/2009 VENCIMIENTO: 18/01/2104
DIRECCION: SAN JOSE, PASEO COLON, EN EL OCTAVO PISO DE TORRE MERCEDES, OFICINAS DE FEINZAIG, SCHARF & VAN DER PUTTEN.
FECHA DE INSCRIPCION: 25/04/2014 CARGO: FISCAL
OCUPADO POR: GONZALO ERNESTO VELAZQUEZ MARTINEZ CEDULA DE RESIDENCIA: 1253328001243
REPRESENTACION: NO APLICA
VIGENCIA: INICIO: 22/10/2013 VENCIMIENTO: 22/10/2016
FIN DE LOS NOMBRAMIENTOS O CARGOS DE LA PERSONA JURIDICA
PODERES QUE HA OTORGADO LA PERSONA JURIDICA
INFORMACION DETALLADA O POSIBLES MOVIMIENTOS EN LA CERTIFICACION DEL PODER CORRESPONDIENTE
CITAS DE INSCRIPCION DEL PODER: 546 - 5992 - 1 - 3 FECHA: 06/04/2005
TIPO DE PODER: PODER GENERAL ESTADO ACTUAL DEL PODER: INSCRITO

CITAS DE INSCRIPCION DEL PODER: 2009 - 226748 - 1 - 7 FECHA: 06/10/2009
TIPO DE PODER: PODER GENERAL ESTADO ACTUAL DEL PODER: INSCRITO
CITAS DE INSCRIPCION DEL PODER: 2009 - 226748 - 1 - 8 FECHA: 06/10/2009
TIPO DE PODER: PODER GENERALISIMO ESTADO ACTUAL DEL PODER: INSCRITO
NO EXISTEN MAS PODERES OTORGADOS POR LA PERSONA JURIDICA
NO EXISTE INFORMACION DE AFECTACIONES SOBRE LA PERSONA JURIDICA
NO EXISTE INFORMACION DE MOVIMIENTOS PENDIENTES SOBRE LA PERSONA JURIDICA

NO EXISTE INFORMACION DE OBSERVACIONES SOBRE LA PERSONA JURIDICA
ESTA CERTIFICACION, CUYOS DERECHOS ARANCELARIOS FUERON DEBIDAMENTE CANCELADOS, CONSTITUYE DOCUMENTO PUBLICO CONFORME LO ESTABLECEN LOS ARTICULOS 369 DEL CODIGO PROCESAL CIVIL, 5 INCISO D) DE LA LEY DE CERTIFICADOS, FIRMAS DIGITALES Y DOCUMENTOS ELECTRONICOS N.8454, Y EL DECRETO EJECUTIVO N. 35488-J, PUBLICADO EN LA GACETA N. 196, DEL 8 DE OCTUBRE DE 2009. EN DICHO MARCO LEGAL SE ESTABLECE LA OBLIGATORIEDAD DE RECIBIR ESTE DOCUMENTO POR PARTE DE LOS ENTES PUBLICOS Y PRIVADOS, ASI COMO PARA LOS PARTICULARES, EN CASO DE QUE SE LE PRESENTEN PROBLEMAS PARA LA RECEPCION DE ESTE DOCUMENTO Y APLICACION DE SUS EFECTOS LEGALES, SIRVASE COMUNICARLO AL CENTRO DE ASISTENCIA AL USUARIO, TELEFONO. 2202-0888.
ESTIMADO USUARIO, EL REGISTRO NACIONAL LE INDICA QUE EL VALOR DE LA PRESENTE CERTIFICACION FUE ESTABLECIDO POR LA JUNTA ADMINISTRATIVA EN LA SUMA DE DOS MIL CUATROCIENTOS OCHENTA Y DOS COLONES CON CINCUENTA CENTIMOS MAS LOS TIMBRES RESPECTIVOS; NINGUNA PERSONA FISICA 0 JURIDICA PUEDE VARIAR ESE VALOR.
EMITIDA A TRAVES DEL PORTAL DE SERVICIOS DIGITALES Y CON DATOS CONSULTADOS A UNA REPLICA OFICIAL DE LA BASE DE DATOS DEL REGISTRO NACIONAL, A LAS 11 HORAS 16 MINUTOS Y 14 SEGUNDOS, DEL 11 DE FEBRERO DE 2016. PODRA SER VERIFICADA EN EL SITIO www.rnpdigital.com DENTRO DE LOS SIGUIENTES 15 DIAS NATURALES.

Schedule Two
Location Plan

CALLE FUTURA
CALLE 1 CALLE FUTURA
AVENIDA 1
MODULO A
Area= 2592 m²
MODULO B
Area= 1280 m²
MODULO C
Area= 1284 m²
MODULO D
Area= 1200 m²
MODULO E
Area= 1280 m²
MODULO F
AREA 2580 M2
ESTABLISHMENT LABS
MEJORAS INTERNAS
ESTABLISHMENT LABS
COYOL
ZONA FRANCA COYOL, S.A.

PLANTA DE CONJUNTO GENERAL
ESCALA 1:250 MAIN SITE PLAN

Schedule Three
Performance Bond

Schedule Four
Preliminary Master Schedule

Id	Modo de tarea	Nombre de tarea
1		**ESTABLISHMENT LABS@ NT26**
2		**Design Process**
3		Kick Off Meeting
4		Basis of Design development
5		Preliminary layout development
6		Basis of Design approved by EL
7		Layout approved by EL
8		Design Kickoff
9		**Design Drawings 30%**
10		Room to Room definition
11		Architectural design 30%
12		Structural & Electromechanical design 30%
13		CfE review of 30%DD
14		30%DD approval by EL
15		**Design Drawings 70%**
16		Architectural design 70%
17		Structural & Electromechanical design 70%
18		Underground improvements design 100%
19		CfE review of 70%DD (Permits drawings)
20		70%DD approval by EL
21		**Design Drawings 90%**
22		Architectural design 90%
23		Structural & Electromechanical design 90%
24		CfE review of 90%DD
25		90%DD approval by EL
26		**Design Drawings 100%**
27		**Permits**
28		CFIA approval
29		Institutions approval
30		Municipality approval
31		**Bidding process**
32		Underground improvements bid & award
33		Long-Lead Items (LLI) bid and award
34		Improvements bid process
35		**Long Lead Items (LLI) Procurement**
36		**Construction Process**
37		Underground improvements construction
38		Terrace repairs and final leveling
39		Concrete slab on grade pouring
40		Concrete slab support capacity
41		Improvements construction
42		Improvements substantial completion

M-1
M1
M2
M3
M4
M5
M6
M7
M8
M9
M10
M11
M12

Proyecto: Establishment Labs - Fecha: jue 11/02/16			
Tarea	Resumen	Hito inactivo	solo duración
División	Resumen del proyecto	Resumen inactivo	Informe de resumen manual
Hito	Tarea inactiva	Tarea manual	Resumen manual

solo el comienzo	Hito externo	Progreso manual
solo fin	Fecha límite	
Tareas externas	Progreso	

Página 1

Schedule Five
Change Notice

COYOL FREE ZONE	**CHANGE OF NOTICE**	Codigo: FO-AP-010 Version: 1.00 Fecha de aprobación: 1 de Julio de 2015

OWNER:	CLIENT	**DATE**	**ID #**
PROJECT:	PROJECT'S NAME	dd-mm-yyyy	###

ESTIMATE	
COST:	$0.00
TERM:	In working days

REQUEST PARTY COYOL FREE ZONE	
In response to RFC #	###
Description:	In one small sentence
TYPE:	Discipline (elegir de la lista desplegable)

Detail:

Detailed description

Estimations memory

	Item	Cost
1		
2		
3		
4		
5		
6		
7		
8		
9		
10		
11		
12		
13		
14		
15		

Subtotal		**$**	-
FEE	**12.50%**	**$**	-
TOTAL			**$0.00**

COMMENTS:

1- *This is a cost and execution time estimate for urgent changes. Not an official quote.*

2- Payment Schedule

Description	Date	Percentage	Amount

3-

4-

5-

☐ APPROVED ☐ REJECTED ☐ DO NOT EXECUTE, MAKE AND OFFICIAL QUOTE

REQUESTED BY:		**AUTHORIZED BY:**	
COMPANY:	Coyoll Free Zone	**COMPANY:**	
NAME:	Carlos Wong	**NAME:**	
SIGNATURE:		**SIGNATURE:**	
DATE:		**DATE:**

Schedule Six
Form of Change Order

COYOL FREE ZONE	CHANGE ORDER	Codigo: FO-AP-011 Version: 1.00 Fecha de aprobación: 1 de Julio de 2015

OWNER:	CLIENT'S NAME		**DATE**	**ORDER #**
PROJECT:	PROJECT'S NAME		dd/mm/yyyy	xxx

ESTIMATE	
COST:	$0.00
TERM:	Execution time

☐ Changes due date / ☐ Does not change due date

REQUEST PARTY COYOL FREE ZONE	
CONTRACTOR	CONTRACTORS NAME
TYPE:	DISCIPLINE (elegir de la lista desplegable)

Detail:

Description of the scope

	Item	Cost
1		
2		
3		
4		
5		
6		
7		
8		
9		
10		
11		
12		
13		
14		
15		

SUBTOTAL		**$ 0.00**
MANAGEMENT FEE	**12.50%**	**$ 0.00**
TOTAL		**$ 0.00**

COMMENTS:

1- Payment Schedule

Description	Date	Percentage	Amount
TOTAL		0	0

2- Documents attached

REQUESTED BY:	**AUTHORIZED BY**:
NAME: Carlos Wong	**NAME**:
COMPANY: Coyoll Free Zone	**COMPANY**:
SIGNATURE:	**SIGNATURE**:
DATE:	**DATE**:

Schedule Seven
SubContractor Termination Form

Proyecto XXXXXXXXXX
FINIQUITO
Empresa Contratada
Los suscritos, xxxxxxxxxxxxxxx_________________, portador de la cedula de identidad numeroxxxxxxxxxxxxx, en su condición de Gerente con facultades suficientes para este acto de xxxxxxxxxxx, cedula jurídica número xxxxxxxxxxxxxxxxxxxxxxx; y Carlos Wong Zúñiga, portador de la cedula de identidad uno - seiscientos sesenta y cuatro - novecientos ochenta y nueve, en su condicion de apoderado con facultades suficientes para este acto de la sociedad denominada ZONA FRANCA COYOL S.A, cedula de persona jurídica número tres - ciento uno - cuatrocientos veinte mil quinientos doce, hemos convenido en celebrar el presente finiquito al contrato de XXXXXXXXXXXXXX Proyecto XXXXXXXX, lo cual hacemos en los siguientes términos:
PRIMERO: XXXXX en su condición de contratista participo en XXXXXXX del proyecto XXXXXXXX, desarrollado en Zona Franca Coyol, entre los días XXXXXXX. Las obras realizadas por XXXXXX se describen a continuación: XXXXXXXXXXXX.
SEGUNDO: La empresa XXXXX en su condición individual y en representación y asumiendo responsabilidad por todos sus subcontratistas, declara y garantiza que la realización de las obras descritas en el punto primero de este documento fueron entregadas dentro de los plazos efectivamente determinados y expresamente descritos en la nota de adjudicaci6n de las obras, lo cual acepta Zona Franca Coyol.
TERCERO: XXXXXX declara y garantiza que ha recibido de la empresa Zona Franca Coyol la totalidad del precio por concepto de la prestación de los servicios, gastos y costos de realización del proyecto pactados en el contrato a que se refiere la cláusula anterior. En virtud de lo anterior XXXXX declara y garantiza que se da por satisfecha enteramente en cuanto a sus pretensiones pecuniarias. En los siguientes 12 días posteriores a su presentación formal a Zona Franca Coyol S.A. se hará efectiva la devolución de retenciones a XXXXXX por un monto acumulado de $ XXXXXX. (XXXXXXX). Este documento se deberá tramitar el primer, segundo y tercer viernes del mes.
CUARTO: XXXXX declara y garantiza que ha entregado a Zona Franca Coyol copia digital de los pianos as-built de las obras realizadas y que dichos pianos son una representaci6n fiel de las características de dichas obras, tal a como fueron construidas por la empresa XXXXXXX.
QUINTO: XXXXX declara y garantiza que no se encuentra pendiente de resolución ningún conflicto o diferencia de carácter legal o económico que devenga de la relación contractual o de cualesquiera otros hechos o situaciones de carácter extra contractual con respecto a Zona Franca Coyol S.A. Igualmente, Zona Franca Coyol S.A. declara y garantiza que no se encuentra pendiente de resolución ningún conflicto o diferencia de carácter legal o económico que devenga de la relación contractual o de cualesquiera otros hechos o situaciones de carácter extra contractual con respecto a XXXXX.

SEXTO: Ambas partes declaran y garantizan que por haberse satisfecho todas sus pretensiones derivadas de la relación contractual suscrita entre las mismas enunciadas en este documento se liberan expresa, total e incondicionalmente de toda responsabilidad contractual o extra contractual, salvo por las garantías legales que debe asumir XXXXX por la obra ejecutada.
SEPTIMO: Ambas partes declaran y garantizan que todas las manifestaciones efectuadas en este documento son total, completa y absolutamente veraces y que a la fecha de firma de este documento no conocen de ningún hecho o circunstancia que pudiera afectar la veracidad de las mismas.
En fe de lo anterior firmamos en la ciudad de San José, el día XXXXXXXXXX.

Representante	Carlos Wong Zuñiga
Empresa	Zona Franca Coyol S.A.

Schedule Eight
Scope Manual

BASIS OF DESIGN	Codigo: FO-AP-008
Version: 1.00
Pagina 1 de 54
Fecha de aprobación:
1 de Julio de 2015
ESTABLISHMENT LABS
MANUFACTURING PLANT
BASIS OF DESIGN LEED
VERSION 2.0
OCTOBER 2015
Establishment Labs BoD.Leed V.2,0
October, 2015 - 1/54

Schedule Nine
Insurance Description

ZONA FRANCA COYOL
INSURANCE CONDITIONS
The parties to the following document are:
ZFC: Zona Franca Coyol, S. A.
CLIENT/Tenant: Establishment Labs
The following document establishes the minimum insurance policy conditions applicable for agreements regarding properties in Zona Franca Coyol. In order for any agreement in Zona Franca Coyol to be valid, Parties must comply with the following insurance policies as applicable, unless Parties agree differently.
TYPE OF AGREEMENT: Cold Shell Building Construction Agreement (CSB Agreement)

Responsible Party	Type of Insurance
ZFC
Insured: ZFC
Name and Description: Construction All-risk policy (Todo Riesgo de Construccion), or its equivalent, to cover all construction risks that derive from the execution of the CSB Agreement. The policy will be acquired within the forty-five (45) days following the no later than at the start of works on Site for the execution date of the CSB contract. Notwithstanding the existence of this policy, CLIENT and/or subcontractor, shall be responsible for all damages or accidents caused by their actions or omissions within the construction site.
Amount: 100% of the construction cost of the facility to be built (cold shell).
Policy paid by: ZFC
Deductibles paid by: ZFC, except in events caused by willful misconduct or negligence of Client and or its subcontractors, which will be covered by Client.

ZFC	Insured: ZFC employees. Name and Description: Workers Compensation (Riesgos del Trabajo), as required by Law. Amount: As required by law. Policy paid by: ZFC

TYPE OF AGREEMENT: Construction Management Agreement (CMA)

Responsible Party	Type of Insurance
ZFC
Insured: CLIENT
Name and description: Construction All Risk policy (Todo Riesgo de Construccion y Montaje) or its equivalent, to cover all construction risks that derive from the execution of the CMA Agreement. This insurance will provide insurance proceeds to insure repair and/or reconstruction of the improvements, up to the total cost of the CMA.
The policy will be acquired within the forty-five (45) days following the date in which ZFC obtained the scope manual, and the CLIENT approval of the preliminary budget.
Amount: 100% of the construction cost of the CMA scope as per the approved budget.
Policy paid by: CLIENT
Deductibles paid by: CLIENT except in events caused by willful misconduct or negligence of CFZ and or its subcontractors, which will be covered by CFZ or its subcontractors.
Observations: Will be provided by CLIENT. May be added to the Cold Shell Building Construction All Risk Insurance Policy.

ZFC	Insured: ZFC employees. Name and Description: Workers Compensation (Riesgos del Trabajo), as required by Law. Amount: As required by law. Policy paid by: ZFC

Responsible Party	Type of Insurance
ZFC
Insured: CLIENT
Name and description: Cargo Insurance, to cover the freight and transport of equipment and machinery required under the CMA contract. Insurance shall be warehouse-warehouse.
The policy will be acquired within the forty-five (45) days following the date in which ZFC obtained the scope manual, and the CLIENT approval of the preliminary budget.
Amount: 100% of the value of the equipment, freight and transport cost plus 10%.
Policy paid by: CLIENT
Deductibles paid by: CLIENT.

TYPE OF AGREEMENT: Agreements with subcontractors

Responsible Party	Type of Insurance
Subcontractor
Insured: Subcontractor employees.
Name and Description: Workers Compensation (Riesgos del Trabajo), as required by Law, in accordance with the activity performed by subcontractor, and for that project
Amount: As required by law.
Policy paid by: Subcontractor

Subcontractor
Insured: Subcontractor
Name and Description: Construction Civil Liability of Subcontractor. To cover all risks derived from performing the works, including personal injuries and accidental death, inside or outside the construction site, that result from the work performed as per the corresponding contract.
The subcontractor shall be responsible of any risk, exclusion, limitation, outstanding amount, including corresponding deductibles and/or any other factor that reduces the scope of coverage of the insurance policies hired.
Amount: At least two hundred and fifty thousand dollars (US$250,000) per event.
Policy paid by: Subcontractor
Deductibles paid by: Subcontractor
Observations: This policy shall not be applicable for any contract with a cost of US$ 50,000 or lower. In these cases, ZFC’s policies shall respond. ZFC will be added as additional insured.

Subcontractor
Insured: Subcontractor and subcontractors professionals.
Name and description: Professional Civil Liability Policy. Subcontractors that develop activities that require professionals to act personally (such as design), shall keep this policy.
Amount: At least two hundred and fifty thousand (US
$250.000). The policy limit provided herein, dies not limit
subcontractors responsibility before ZFC and/or CLIENT.
Policy paid by: Subcontractor
Deductibles paid by: Subcontractor

Subcontractor
Insured: Subcontractor
Name and description: Commercial Individual Liability Insurance Policy ( Responsabilidad Civil por equipo movil) to insure all mobile machinery, equipment, vehicles, tools, etc. used to perform the works.
Amount: At least one hundred thousand (US $100,000.00). The policy limit provided herein, does not limit subcontractors responsibility before ZFC and/or CLIENT. In no event shall ZFC or CLIENT be responsible before any subcontractor for acts and/or consequences, generated by other subcontractors or by third parties.
Policy paid by: Subcontractor
Deductibles paid by: Subcontractor

TYPE OF AGREEMENT: Lease Agreement

Type of Insurance
ZFC
Insured: ZFC
Name and Description: AllRisk insurance that includes the coverage against earthquake, fire, and any other damage resulting from nature to protect the building up to a cold shell. ZFC is not responsible for improvements or equipment, or any other object or person within the building.
Amount: Replacement value up to a cold shell.
Policy paid by: ZFC
Deductibles paid by: The party that caused the insured event. ZFC’s policy shall only be applicable if the insured event was caused by an act or omission of ZFC, or acts of God. If for any reason, ZFC’s policy has to be used for actions generated by a third party. Such third party shall cover the deductibles, as well as any sanction to ZFC for the use of the policy, such as increment in policy fees.

ZFC
Insured: ZFC
Name and Description: Commercial General Liability Program. ZFC is not responsible for improvements or equipment, or any other object or person within the building.
Amount: Two million dollars (US$2,000,000.00)
Policy paid by: ZFC
Deductibles paid by: The party that caused the insured event. ZFC’s policy shall only be applicable if the insured event was caused by an act of ZFC defined under the policy. If for any reason, ZFC’s policy has to be used for actions generated by a third party. Such third party shall cover the deductibles, as well as any sanction to ZFC for the use of the policy, such as increment in policy fees

CLIENT
Insured: CLIENT
Name and Description: Commercial General Liability Program. ZFC is not responsible for improvements or equipment, or any other object or person within the building.
Amount: Two million dollars (US$2,000,000.00)
Policy paid by: CLIENT
Deductibles paid by: The party that caused the insured event. CLIENT’s policy shall only be applicable if the insured event was caused by an act of CLIENT defined under the policy. If for any reason, CLIENT’s policy has to be used for actions generated by a third party. Such third party shall cover the deductibles, as well as any sanction to CLIENT for the use of the policy, such as increment in policy fees

CLIENT	Insured: CLIENT Name and Description: All Risk insurance to protect the goods of his/her property inside the property. Amount: Replacement Value Policy paid by: CLIENT Deductibles paid by: CLIENT.
Important: ZFC does not insure business losses. In no event, including any of the agreements provided in this document, shall ZFC it be liable for consequential damages or loss of profits.

Schedule Ten
Preliminary Budget

Establishment Labs: Building Improvements
Order of Magnitude Estimation and Reference Cash Flow

ORDER OF MAGNITUDE ESTIMATION
DESCRIPTION	QUANTITY	UNIT	COST/m2	TOTAL COST
TOTAL BUDGET ESTIMATION	2580	m2	$2,239.41	$5,777,690.00
Design/Inspection + Construction Management	13%		$5,113,000.00	$664,690.00
Soft Costs	2580	m2	$43.80	$113,000.00
Construction Risk Insurance	1	glo	$18,000.00	$18,000.00
Permits	1	glo	$15,000.00	$15,000.00
Campsite	1	glo	$10,000.00	$10,000.00
Surveyor control	1	glo	$2,000.00	$2,000.00
Potable water consumption	1	glo	$3,000.00	$3,000.00
Power consumption	1	glo	$7,000.00	$7,000.00
Legal advisory	1	glo	$2,000.00	$2,000.00
Quality control	1	glo	$15,000.00	$15,000.00
Environmental regency	1	glo	$3,000.00	$3,000.00
Site security	1	glo	$25,000.00	$25,000.00
Cleaning crew	1	glo	$5,000.00	$5,000.00
Temporary lighting	1	glo	$8,000.00	$8,000.00
Direct Costs	2600	m2	$1,923.08	$5,000,000.00

Schedule Eleven
Budget Cash Flow

Establishment Labs: Building Improvements
Cash Flow

ORDER OF MAGNITUDE ESTIMATION					ESTIMATED CASH FLOW
DESCRIPTION	QUANTITY	UNIT	COST/m2	TOTAL COST	SEP	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP
TOTAL BUDGET ESTIMATION	2580	m2	$2,239.41	$5,777,690.00	$50,000.00	$248,600.00	$75,710.00	$50,850.00	$248,035.00	$1,499,623.00	$1,954,281.00	$1,130,791.00	$519,800.00
Design/Inspection + Construction Management	13%		$5,113,000.00	$664,690.00	$50,000.00	$28,600.00	$8,710.00	$5,850.00	$28,535.00	$172,523.00	$180,581.00	$130,091.00	$59,800.00
Soft Costs	2580	m2	$43.80	$113,000.00	$—	$30,000.00	$22,000.00	$15,000.00	$14,500.00	$12,100.00	$8,700.00	$10,700.00	$—
Construction Risk Insurance	1	glo	$18,000.00	$18,000.00
Permits	1	glo	$15,000.00	$15,000.00
Campsite	1	glo	$10,000.00	$10,000.00
Surveyor control	1	glo	$2,000.00	$2,000.00
Potable water consumption	1	glo	$3,000.00	$3,000.00
Power consumption	1	glo	$7,000.00	$7,000.00
Legal advisory	1	glo	$2,000.00	$2,000.00
Quality control	1	glo	$15,000.00	$15,000.00
Environmental regency	1	glo	$3,000.00	$3,000.00
Site security	1	glo	$25,000.00	$25,000.00
Cleaning crew	1	glo	$5,000.00	$5,000.00
Temporary lighting	1	glo	$8,000.00	$8,000.00
Direct Costs	2600	m2	$1,923.08	$5,000,000.00	$—	$190,000.00	$45,000.00	$30,000.00	$205,000.00	$1,315,000.00	$1,765,000.00	$990,000.00	$460,000.00